EXHIBIT 10.4

AMENDMENT NO. 3 TO

FIRST AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT

This Amendment No. 3 to First Amended and Restated Receivables Purchase Agreement (this “Amendment”) dated as of March 23, 2009 is made by and among MATTEL FACTORING, INC., a Delaware corporation, as transferor (the “Transferor”), MATTEL, INC., a Delaware corporation (“Mattel”), as servicer (the “Servicer”), THE FINANCIAL INSTITUTIONS SIGNATORY HERETO as purchasers (together with any successors and assigns, the “Purchasers”), and BANK OF AMERICA, N.A., a national banking association, as agent for the Purchasers (in such capacity, together with any successors and assigns, the “Administrative Agent”). Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Receivables Purchase Agreement (as defined below).

W I T N E S S E T H:

WHEREAS, the Transferor, the Servicer, the Purchasers and the Administrative Agent entered into that certain First Amended and Restated Receivables Purchase Agreement dated as of March 20, 2002, as amended by Amendment No. 1 to First Amended and Restated Receivables Purchase Agreement dated as of March 19, 2004 and Amendment No. 2 to First Amended and Restated Receivables Purchase Agreement dated as of Mach 23, 2005 (as the same has been and may be further amended, restated, amended and restated, modified or supplemented from time to time, the “Receivables Purchase Agreement”); and

WHEREAS, the Transferor, the Servicer, the Purchasers and the Administrative Agent desire to and have agreed to amend the Receivables Purchase Agreement, in order to, among other things, extend the Facility Termination Date, and to make certain other amendments on the terms and conditions set forth herein, and the Administrative Agent and Purchasers are agreeable to such amendments, subject to the terms and conditions contained in this Amendment;

NOW, THEREFORE, in consideration of the premises and further valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Section 1. Amendments to Receivables Purchase Agreement. Subject to the terms and conditions set forth herein, the Receivables Purchase Agreement, including all exhibits thereto, is hereby amended such that, after giving effect to all such amendments, it shall read in its entirety as attached hereto as Exhibit A.

Section 2. Effectiveness; Conditions Precedent. The effectiveness of this Amendment and the amendments to the Receivables Purchase Agreement herein provided are subject to the satisfaction of the following conditions precedent:

(a) the Administrative Agent shall have received each of the following documents, instruments or deliverables in form and substance reasonably acceptable to the Administrative Agent:

(i) four (4) original counterparts of this Amendment, duly executed by each of the Transferor, the Servicer, the Purchasers and the Administrative Agent, together with all schedules and exhibits thereto duly completed;

(ii) resolutions of the Board of Directors of the Transferor and the Servicer authorizing the transactions contemplated hereby, certified by the Secretary or Assistant Secretary of the Transferor and the Servicer, respectively;

(iii) a favorable opinion of a Senior Counsel of the Servicer and Latham & Watkins LLP, as counsel to the Transferor and Servicer, relating to the Transferor and Servicer and as to such other matters as the Administrative Agent and the Purchasers may reasonably request; and

(iv) such other documents, instruments, opinions, certifications, undertakings, further assurances and other matters as the Administrative Agent shall reasonably request; and

(b) all actual and reasonable fees and expenses payable to the Administrative Agent (including the actual and reasonable fees and expenses of counsel to the Administrative Agent) estimated to date shall have been paid in full (without prejudice to final settling of accounts for such fees and expenses).

Upon the satisfaction of the conditions precedent set forth in this Section 2, the effectiveness of this Amendment and the effectiveness of the Mattel Credit Agreement (as defined in Exhibit A) shall be deemed to occur simultaneously, such that the Purchasers party hereto shall be deemed to be “Purchasers” party to the Receivables Purchase Agreement (as amended hereby).

Section 3. Representations and Warranties. In order to induce the Administrative Agent and the Purchasers to enter into this Amendment, the Transferor and the Servicer represent and warrant to the Administrative Agent and the Purchasers as follows:

(a) The representations and warranties made by each Seller Party in Section 5 of the Receivables Purchase Agreement and in each of the other Transaction Documents to which such Seller Party is a party are true and correct on and as of the date hereof, except to the extent that such representations and warranties expressly relate to an earlier date;

(b) This Amendment has been duly authorized, executed and delivered by the Transferor and the Seller and constitutes a legal, valid and binding obligation of such parties, except as may be limited by general principles of equity or by the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors’ rights generally; and

(c) No Termination Event has occurred and is continuing.

Section 4. Entire Agreement. This Amendment, together with all the Transaction Documents (collectively, the “Relevant Documents”), sets forth the entire understanding and

2

agreement of the parties hereto in relation to the subject matter hereof and supersedes any prior negotiations and agreements among the parties relating to such subject matter. No promise, condition, representation or warranty, express or implied, not set forth in the Relevant Documents shall bind any party hereto, and no such party has relied on any such promise, condition, representation or warranty. Each of the parties hereto acknowledges that, except as otherwise expressly stated in the Relevant Documents, no representations, warranties or commitments, express or implied, have been made by any party to the other. None of the terms or conditions of this Amendment may be changed, modified, waived or canceled orally or otherwise, except in writing and in accordance with Section 10.01 of the Receivables Purchase Agreement.

Section 5. Full Force and Effect of Agreement. Except as hereby specifically amended, modified or supplemented, the Receivables Purchase Agreement and all other Transaction Documents are hereby confirmed and ratified in all respects and shall be and remain in full force and effect according to their respective terms.

Section 6. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument.

Section 7. Governing Law. THIS AMENDMENT SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, AND SHALL BE FURTHER SUBJECT TO THE PROVISIONS OF SECTION 10.13 OF THE RECEIVABLES PURCHASE AGREEMENT.

Section 8. Enforceability. Should any one or more of the provisions of this Amendment be determined to be illegal or unenforceable as to one or more of the parties hereto, all other provisions nevertheless shall remain effective and binding on the parties hereto.

Section 9. References. All references in any of the Transaction Documents to the “Receivables Purchase Agreement” or in the Receivables Purchase Agreement to “this Agreement” shall mean the Receivables Purchase Agreement, as amended hereby.

Section 10. Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the Transferor, the Servicer, each of the Purchasers, the Administrative Agent, the Syndication Agents and the Documentation Agents, and their respective successors, legal representatives, and assignees to the extent such assignees are permitted assignees as provided in the Receivables Purchase Agreement.

[Signature pages follow.]

3

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be made, executed and delivered by their duly authorized officers as of the day and year first above written.

TRANSFEROR:

MATTEL FACTORING, INC.

By:	/s/ Dianne Douglas
Name:	Dianne Douglas
Title:	SVP and Treasurer

SERVICER:

MATTEL, INC.

By:	/s/ Dianne Douglas
Name:	Dianne Douglas
Title:	SVP and Treasurer

Amendment No. 3 to First Amended and Restated Receivables Purchase Agreement

Signature Page

ADMINISTRATIVE AGENT:

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Liliana Claar
Name:	Liliana Claar
Title:	Vice President

Amendment No. 3 to First Amended and Restated Receivables Purchase Agreement

Signature Page

BANK OF AMERICA, N.A., as a Purchaser

By:	/s/ J. Casey Cosgrove
Name:	J. Casey Cosgrove
Title:	Vice President

THE ROYAL BANK OF SCOTLAND PLC, as a Purchaser

By:	/s/ William McGinty
Name:	William McGinty
Title:	Senior Vice President

Amendment No. 3 to First Amended and Restated Receivables Purchase Agreement

Signature Page

WELLS FARGO BANK, N.A., as a Purchaser

By:	/s/ Julius Young
Name:	Julius Young
Title:	Senior Vice President

Amendment No. 3 to First Amended and Restated Receivables Purchase Agreement

Signature Page

SOCIÉTÉ GÉNÉRALE, as a Purchaser

By:	/s/ Nigel Elvey
Name:	Nigel Elvey
Title:	Vice President

Amendment No. 3 to First Amended and Restated Receivables Purchase Agreement

Signature Page

CITICORP USA, INC., as a Purchaser

By:	/s/ Henry H. Schwake
Name:	Henry H. Schwake
Title:	Managing Director

Amendment No. 3 to First Amended and Restated Receivables Purchase Agreement

Signature Page

MIZUHO CORPORATE BANK, LTD., as a Purchaser

By:	/s/ Raymond Ventura
Name:	Raymond Ventura
Title:	Deputy General Manager

Amendment No. 3 to First Amended and Restated Receivables Purchase Agreement

Signature Page

MANUFACTURERS & TRADERS TRUST COMPANY, as a Purchaser

By:	/s/ Penelope J. Beckwith
Name:	Penelope J. Beckwith
Title:	Vice President

Amendment No. 3 to First Amended and Restated Receivables Purchase Agreement

Signature Page

UNION BANK, N.A., as a Purchaser

By:	/s/ Peter Thompson
Name:	Peter Thompson
Title:	Vice President

Amendment No. 3 to First Amended and Restated Receivables Purchase Agreement

Signature Page

KEYBANK NATIONAL ASSOCIATION, as a Purchaser

By:	/s/ Marianne T. Meil
Name:	Marianne T. Meil
Title:	Senior Vice President

Amendment No. 3 to First Amended and Restated Receivables Purchase Agreement

Signature Page

THE BANK OF NOVA SCOTIA, as a Purchaser

By:	/s/ Annabella Guo
Name:	Annabella Guo
Title:	Director

Amendment No. 3 to First Amended and Restated Receivables Purchase Agreement

Signature Page

U.S. BANK NATIONAL ASSOCIATION, as a Purchaser

By:	/s/ Conan Schleicher
Name:	Conan Schleicher
Title:	Vice President

COMERICA BANK, as a Purchaser

By:	/s/ Fatima Arshad
Name:	Fatima Arshad
Title:	Assistant Vice President

Amendment No. 3 to First Amended and Restated Receivables Purchase Agreement

Signature Page

FIRST COMMERCIAL BANK, LOS ANGELES BRANCH, as a Purchaser

By:	/s/ Wen-Han Wu
Name:	Wen-Han Wu
Title:	Deputy General Manager

Amendment No. 3 to First Amended and Restated Receivables Purchase Agreement

Signature Page

THE BANK OF EAST ASIA, LIMITED, LOS ANGELES BRANCH, as a Purchaser

By:	/s/ Simon Keung
Name:	Simon Keung
Title:	EVP & CFO

By:	/s/ David Loh
Name:	David Loh
Title:	Chief Lending Officer

Amendment No. 3 to First Amended and Restated Receivables Purchase Agreement

Signature Page

First Amended and Restated Receivables Purchase Agreement

(Receivables Purchase Subfacility)

Dated as of March 20, 2002

among

Mattel Factoring, Inc.,

as Transferor

Mattel, Inc.,

as Servicer

Bank of America, N.A.,

as Administrative Agent

The Financial Institutions Party Hereto,

as Purchasers

and

BANC OF AMERICA SECURITIES LLC,

as Sole Lead Arranger and Sole Book Manager

CITICORP USA, INC., and FLEET NATIONAL BANK,

as Syndication Agents

SOCIETE GENERALE and BNP PARIBAS,

as Documentation Agents

- i -

- ii -

TABLE OF CONTENTS

Page
10.16	No Advisory or Fiduciary Responsibility	48

EXHIBITS

A	Form of Purchase Notice
B	Form of Opinion
C	Form of Assignment and Assumption

- iii -

FIRST AMENDED AND RESTATED

RECEIVABLES PURCHASE AGREEMENT

(Receivables Purchase Subfacility)

This FIRST AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Agreement”) is entered into as of March 20 2002, among MATTEL FACTORING, INC., a Delaware corporation, as transferor (the “Transferor”), MATTEL, INC., a Delaware corporation (“Mattel”), as servicer (the “Servicer”), THE FINANCIAL INSTITUTIONS PARTY HERETO FROM TIME TO TIME as purchasers (together with any successors and assigns, the “Purchasers”), and BANK OF AMERICA, N.A., a national banking association, as agent for the Purchasers (in such capacity, together with any successors and assigns, the “Administrative Agent”), BANC OF AMERICA SECURITIES LLC, as sole lead arranger and sole book manager (in such capacity, the “Arranger”), CITICORP USA, INC., and BARCLAYS BANK PLC, as co-syndication agents (in such capacity, the “Syndication Agents”) and SOCIÉTÉ GÉNÉRALE, and BNP PARIBAS as co-documentation agents (in such capacity, the “Documentation Agents”), and amends and restates the Receivables Purchase Agreement dated as of March 11, 1998 (the “Existing Receivables Purchase Agreement”).

For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1. DEFINITIONS

1.01 Certain Defined Terms. The following terms used in this Agreement shall have the following meanings:

“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Transaction Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account set forth on Schedule 10.02 to the Mattel Credit Agreement, or such other address or account as the Administrative Agent may from time to time notify to the Purchasers, the Servicer and the Transferor.

“Administrative Agent-Related Persons” means the Administrative Agent, together with its Affiliates (including, in the case of Bank of America, the Arranger), and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Adverse Claim” means a lien, security interest or other charge or encumbrance, or any other type of right or claim (other than a lien or other interest in favor of the Administrative Agent or the Purchasers pursuant to this Agreement).

“Applicable Rate” means, from time to time, the following percentages per annum, based upon the Debt Rating (determined in accordance with “Applicable Rate” as set forth in the

Mattel, Inc. First Amended and Restated Receivables Purchase Agreement

Mattel Credit Agreement) as set forth below:

Pricing Level	Debt Rating S&P/Moody’s/Fitch	Applicable Rate
1	≥ A- / A3 / A	2.500%
2	BBB+ / Baa1 / BBB+	2.750%
3	BBB / Baa2 / BBB	3.000%
4	BBB- / Baa3 / BBB-	3.250%
5	< BBB- / Baa3 / BBB-	3.500%

“Approved Fund” means any Fund that is administered or managed by (a) a Purchaser, (b) an Affiliate of a Purchaser or (c) an entity or an Affiliate of an entity that administers or manages a Purchaser.

“Arranger” means Banc of America Securities LLC.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit C hereto or any other form approved by the Administrative Agent.

“Attorney Costs” means and includes all actual and reasonable fees, expenses and disbursements of any law firm or other external counsel and, without duplication, the actual and reasonable expenses and disbursements of internal counsel.

“Bank of America” means Bank of America, N.A. and its successors.

“Bankruptcy Code” means the United States Bankruptcy Reform Act of 1978 (11 U.S.C. § 101, et seq.), as amended from time to time.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, California or the state where the Administrative Agent’s Office is located (which, as of the date hereof, is California) and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Collection Account” has the meaning set forth in Section 2.04.

“Collections” means, with respect to any Listed Receivable, (a) all funds which are received by the Transferor, any Seller or the Servicer (or any sub-servicer) in payment of any amounts owed in respect of such Listed Receivable (including, without limitation, purchase price, finance charges, interest and all other charges), or applied to amounts owed in respect of such Listed Receivable (including, without limitation, insurance payments and net proceeds of the sale or other disposition of repossessed goods or other collateral or property of the applicable

Mattel, Inc. First Amended and Restated Receivables Purchase Agreement

Obligor or any other person directly or indirectly liable for payment of such Listed Receivable and available to be applied thereon), and (b) all other proceeds of such Listed Receivable.

“Contract” means, with respect to any Listed Receivable, any and all contracts, understandings, instruments, agreements, leases, invoices, notes, or other writings pursuant to which such Listed Receivable arises or which evidences such Listed Receivable or under which the applicable Obligor becomes or is obligated to make payment in respect of such Listed Receivable.

“Credit and Collection Policy” means those receivables credit and collection polices and practices of the Sellers in effect on the date of this Agreement, as amended from time to time to the extent not prohibited by this Agreement or the Purchase and Sale Agreement.

“Debt Rating” means, as of any date of determination, the rating as determined by either S&P, Moody’s or Fitch (collectively, the “Debt Ratings”) of the Company’s non-credit-enhanced, senior unsecured long-term debt.

“Default Rate” means an interest rate equal to the Base Rate plus 2% per annum; provided, however, that with respect to the Purchasers’ Investment prior to the end of the Yield Period therefor, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable thereto plus 2% per annum, in each case to the fullest extent permitted by applicable laws.

“Defaulting Purchaser” has the meaning set forth in Section 10.15(b).

“Deficiency Advance” has the meaning set forth in Section 2.06.

“Dilution” means any adjustment in the outstanding principal balance of a Listed Receivable attributable to any credits, rebates, billing errors, discounts, setoffs, disputes, chargebacks, returns, allowances or similar items.

“Distressed Persons” has the meaning set forth in Section 10.15(b).

“Dividend” means in respect of the Transferor, (i) cash distributions or any other distributions on, or in respect of, any class of capital stock of the Transferor, and (ii) any and all funds, cash or other payments made in respect of the redemption, repurchase or acquisition of such stock.

“Due Date” means, with respect to any Purchase Date, a date selected by the Transferor which shall not be later than ninety days thereafter, excluding the Purchase Date and including such Due Date.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.05(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 10.05(b)(iii)).

“Eligible Receivables” means, on an applicable Purchase Date, any Receivable: (i) which has a stated maturity and which stated maturity is not later than the related Due Date; (ii)

Mattel, Inc. First Amended and Restated Receivables Purchase Agreement

which is an “account” or “payment intangible” as defined in the UCC of any applicable jurisdiction; (iii) which is denominated and payable only in United States dollars in the United States; (iv) which, together with the Contract related thereto, is in full force and effect and constitutes the legal, valid and binding obligation of the applicable Obligor enforceable against such Obligor in accordance with its terms and subject to no offset, counterclaim or other defense; (v) which, together with the Contract related thereto, does not contravene in any material respect any Laws applicable thereto and with respect to which no part of the Contract related thereto is in violation of any such Law in any material respect; (vi) which satisfies all applicable requirements of the Credit and Collection Policy, including that the Receivable not be delinquent or defaulted; and (vii) which was generated in the ordinary course of the related Seller’s business and which was purchased by the Transferor from such Seller in accordance with the Purchase and Sale Agreement.

“Eurodollar Rate” means with respect to any Yield Period, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Yield Period, for Dollar deposits (for delivery on the first day of such Yield Period) with a term equivalent to such Yield Period. If such rate is not available at such time for any reason, then the “Eurodollar Rate” for such Yield Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Yield Period in same day funds in the approximate amount of Bank of America’s Percentage of the purchase price of the Purchased Interest being purchased on such date and with a term equivalent to such Yield Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Yield Period.

“Existing Receivables Purchase Agreement” has the meaning given to such term in the recitals hereto.

“Facility Termination Date” means the earliest to occur of (a) March 23, 2012, (b) the date upon which the Purchaser Commitments are terminated in accordance with the terms hereof, and (c) the Maturity Date under and as defined in the Mattel Credit Agreement.

“Fisher-Price” means Fisher-Price, Inc., a Delaware corporation.

“Fitch” means Fitch ICBA or any successor thereto.

“Foreign Purchaser” means any Purchaser that is organized under the Laws of a jurisdiction other than that in which the Transferor is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

Mattel, Inc. First Amended and Restated Receivables Purchase Agreement

“Governmental Person” means the government of the United States or any foreign government or the government of any state or locality therein, any political subdivision or any governmental, quasi-governmental, judicial, public or statutory instrumentality, authority, body or entity, or other regulatory bureau, authority, body or entity of the United States, any foreign government or any state or locality therein, including the Federal Deposit Insurance Company, the Comptroller of the Currency or the Federal Reserve Board.

“Guarantor” means Mattel as guarantor under the Purchase and Sale Agreement.

“Indemnified Amounts” means any and all obligations, claims, damages, costs, expenses, losses, liabilities, penalties, demands, actions, judgments, suits and disbursements (including Attorney Costs).

“Indemnified Parties” means the Administrative Agent, each Administrative Agent-Related Person, each Purchaser and their respective Affiliates, together with each of their respective employees, directors, employees, counsel, attorneys-in-fact, agents, successors, transferees and assigns.

“Insolvency Proceeding” means, with respect to any Person, (a) (i) a court having jurisdiction in the premises entering a decree or order for relief in respect of such Person in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, which decree or order is not stayed, or (ii) any other similar relief being granted under any applicable federal or state or applicable foreign law; a petition for an involuntary case being filed against such Person under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over such Person, or over all or substantially all of its property, being entered; or an interim receiver, trustee or other custodian of such Person for all or substantially all of the property of such Person being appointed involuntarily; and the continuance of any such events in clause (ii) for 45 days unless dismissed, bonded or discharged; or (b) such Person having an order for relief entered with respect to it or commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consenting to the entry of an order for relief in any involuntary case, or to the conversion from an involuntary case, under any such law, or consenting to the appointment of or taking possession by a receiver, liquidator, sequestrator, trustee or other custodian for all or substantially all of its property; the making by such Person of any assignment for the benefit of creditors; or the inability or failure of such Person, or the admission by such Person in writing of its inability, to generally pay its debts as such debts become due; or the Board of Directors or equivalent governing body of such Person adopting any resolution or otherwise takes action to approve any of the foregoing.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and the rules and regulations promulgated thereunder.

“Law” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial

Mattel, Inc. First Amended and Restated Receivables Purchase Agreement

precedents or authorities, including the interpretation or administration thereof by any Governmental Person charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Person, in each case whether or not having the force of law.

“Lending Office” means, as to any Purchaser, the office or offices of such Purchaser described as such in such Purchaser’s Administrative Questionnaire, or such other office or offices as a Purchaser may from time to time notify the Transferor and the Administrative Agent in writing.

“Listed Receivables” means the Receivables the outstanding principal balances of which were reflected in the applicable Purchase Notice and subsequently identified pursuant to Section 2.02(a)(iii).

“Material Adverse Effect” means (i) a material adverse effect upon the business, operations, properties, liabilities, assets or condition (financial or otherwise) of the Transferor or Mattel and its Subsidiaries, taken as a whole, or (ii) a material impairment of the ability of any Seller Party to perform its obligations under this Agreement or of the Purchasers to enforce the performance of such obligations.

“Mattel” has the meaning set forth in the preamble to this Agreement.

“Mattel Credit Agreement” means the Fourth Amended and Restated Credit Agreement dated as of March 23, 2009, among Mattel, the financial institutions parties thereto, and Bank of America, as Administrative Agent, as such agreement may be amended, amended and restated or otherwise modified from time to time. In the event that any term of or section number in the Mattel Credit Agreement that is incorporated by reference in this Agreement (including pursuant to Section 9.02 of this Agreement) is changed by any amendment or amendment and restatement of the Mattel Credit Agreement (e.g. an amendment and restatement that renumbers Section 9.14 of the Mattel Credit Agreement as Section 9.16 of the amended and restated agreement), the parties hereto shall cooperate in good faith to amend this Agreement in order to correct the references herein to the applicable terms and section numbers of the Mattel Credit Agreement incorporated by reference in this Agreement. In the event that the Mattel Credit Agreement shall cease to be in effect, then all references herein to the Mattel Credit Agreement shall be deemed to refer to the Mattel Credit Agreement as in effect immediately prior to such cessation.

“Mattel Sales” means Mattel Sales Corp., a California corporation.

“Obligors” means Wal-Mart Stores, Inc., a Delaware corporation, and Target Corporation, a Minnesota corporation.

“Other Permitted Accounts Receivable Financing Facility” has the meaning given to such term in the Mattel Credit Agreement.

“Participant” has the meaning set forth in Section 10.05(d).

“Percentage” means with respect to each Purchaser the percentage set forth opposite such

Mattel, Inc. First Amended and Restated Receivables Purchase Agreement

Purchaser’s name on Schedule 2.01 to the Mattel Credit Agreement. Each Purchaser’s Percentage shall at all times be equal to its Applicable Percentage as a Lender under and as defined in the Mattel Credit Agreement.

“Person” means any individual, partnership, corporation (including a business trust), joint stock company, joint venture, trust, bank, trust company, unincorporated association or other entity or a government or any agency or political subdivision thereof.

“Proofs of Claim” means collectively, proofs of claim under the Bankruptcy Code or any analogous or similar item or items which may or shall be filed by or on behalf of a creditor of any party to an Insolvency Proceeding.

“Purchase and Sale Agreement” means the Purchase and Sale Agreement dated as of March 20, 2002 (as has been and may be amended, restated, amended and restated, supplemented or otherwise modified from time to time), by and among the Sellers, Mattel, as servicer and Guarantor thereunder, and the Transferor, as buyer thereunder.

“Purchase Date” means the proposed date on which the Transferor proposes to sell to the Purchasers an undivided percentage ownership interest in the Listed Receivables identified on the related Purchase Notice.

“Purchase Notice” means a notice from the Servicer to the Administrative Agent substantially in the form attached hereto as Exhibit A.

“Purchase Rate” means a rate per annum equal to the Eurodollar Rate, plus the Applicable Rate. The Purchase Rate for a Yield Period shall be established on the applicable day contemplated by the definition of Eurodollar Rate.

“Purchasers” has the meaning set forth in the preamble to this Agreement.

“Purchaser Commitment” means, for each Purchaser, an amount equal to such Purchaser’s Percentage of the Purchasers’ Investment Limit.

“Purchased Interest” means, at any time, the undivided percentage ownership interest of the Purchasers acquired pursuant to this Agreement from the Transferor in (a) the Listed Receivables reflected on the applicable Purchase Notice, (b) the Related Security with respect to such Receivables, (c) Collections with respect to such Receivables, and (d) proceeds of, and amounts received or receivable under any or all of, the foregoing. Such undivided percentage ownership interest shall be computed as

PI + YR

  LRB

where:

PI	= the Purchasers’ Investment with respect to such Purchased Interest at the related Purchase Date;

Mattel, Inc. First Amended and Restated Receivables Purchase Agreement

YR	= the Yield Reserve of such Purchased Interest at the related Purchase Date; and

LRB	= the outstanding principal balance of the related Listed Receivables as of the date the related Purchase Notice is sent to the Administrative Agent;

provided, however, that the Purchased Interest shall never be more than 1.0.

“Purchasers’ Investment” means the amount paid or to be paid by the Purchasers for the account of the Transferor with respect to a Purchased Interest.

“Purchasers’ Investment Limit” means the lesser of (a) the Aggregate Commitments and (b) Three Hundred Million Dollars ($300,000,000) as such amount may be reduced or terminated pursuant to Section 2.05 or otherwise pursuant to the terms hereof.

“Receivable” means any indebtedness and other obligations owed to a Seller, or any right of a Seller to payment, from or on behalf of either Obligor (determined prior to giving effect to any purchase by the Transferor under the Purchase and Sale Agreement or to any purchase hereunder by the Purchasers) whether constituting an account, chattel paper, instrument or general intangible, arising in connection with the sale or lease of goods or the rendering of services by such Seller, and includes, without limitation, the obligation to pay any finance charges, fees and other charges with respect thereto.

“Related Security” means with respect to any Listed Receivable: (i) all of the Transferor’s interest in any goods (including returned goods), and documentation of title evidencing the shipment or storage of any goods (including returned goods), relating to any sale giving rise to such Receivable; (ii) all other security interests or liens and property subject thereto from time to time purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all UCC financing statements or similar filings signed by any Obligor relating thereto; and (iii) all guarantees, indemnities, insurance and other agreements (including the related Contract) or arrangements of whatever character from time to time supporting or securing payment of such Receivable or otherwise relating to such Receivable whether pursuant to the Contract related to such Receivable or otherwise, including, without limitation, all of the Transferor’s rights with respect to such Receivables under the Purchase and Sale Agreement.

“Requisite Purchasers” means, as of any date of determination, Purchasers having more than 50% of the Purchasers’ Investment Limit or, if the Purchaser Commitments have been terminated, Purchasers holding in the aggregate more than 50% of all Loans and Purchasers’ Investment; provided that the Purchaser Commitment of, and the outstanding principal amount of any Loans and portion of Purchasers’ Investment held by, any Defaulting Purchaser shall be excluded for purposes of making a determination of Requisite Purchasers.

“Restricted Payments” has the meaning set forth in Section 6.01(k)).

“Seller Party” means each of the Transferor and the Servicer.

“Sellers” means, collectively, each Person party to the Purchase and Sale Agreement as a “Seller” (including pursuant to a Seller Joinder Agreement, as defined therein). A reference to

Mattel, Inc. First Amended and Restated Receivables Purchase Agreement

the “related” Seller means with respect to a Receivable, that such Receivable by its original terms was owed to such Seller.

“Servicer” has, the meaning set forth in the preamble to this Agreement; provided that following the appointment of a successor Servicer in accordance with this Agreement, all references herein to the Servicer shall be references to such successor Servicer.

“Servicer Default” has the meaning set forth in Section 4.03.

“Servicing Fee” has the meaning set forth in Section 4.06.

“Solvent” means, as to any Person at any time, that (a) the fair value of the property of such Person is greater than the amount of such Person’s liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(32) of the Bankruptcy Code and, in the alternative, for purposes of applicable state fraudulent conveyance law; (b) the present fair saleable value of the property of such Person is not less than the amount that shall be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person is able to realize upon its property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; (d) such Person does not intend to, and does not believe that it shall, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital.

“Specified Assets” means, whether now or hereafter owned, existing or arising: (A) Listed Receivables, (B) all Related Security with respect to such Receivables, (C) all Collections with respect to such Receivables (including Collections received on and after the date that the related Purchase Notice is sent to the Administrative Agent and prior to the related Purchase Date), and (D) all proceeds of, and all amounts received or receivable under any or all of, the foregoing.

“Subordinated Note” has the meaning given to such term in the Purchase and Sale Agreement.

“Termination Event” has the meaning set forth in Section 7.01.

“Transaction Documents” means this Agreement, the Purchase and Sale Agreement (including any Seller Joinder Agreement (as defined therein)), the Subordinated Notes and all certificates, amendments, instruments, UCC financing statements, reports, notices, letters, agreements and documents executed or delivered by any Seller Party or a Seller under or in connection with this Agreement, in each case as any such Transaction Documents may be amended, amended and restated, extended or otherwise modified from time to time. The Loan Documents will not be Transaction Documents for purposes of this Agreement. The Demand Note dated March 11, 1998 made by Mattel to the Buyer in the amount of approximately $9,000,000 will not be a Transaction Document for purposes of this Agreement.

“Transferor” has the meaning set forth in the preamble to this Agreement.

Mattel, Inc. First Amended and Restated Receivables Purchase Agreement

“UCC” means the Uniform Commercial Code as from time to time in effect in the applicable jurisdiction.

“UCC Filing Date” means the first date on which any UCC financing statement is filed pursuant hereto.

“Unmatured Termination Event” means an event that, with the giving of any notice, the passage of time, or both, would be a Termination Event.

“Yield” for any Purchased Interest for the related Yield Period, means an amount determined as follows:

PR x YP x 1/360

where:

PR = the Purchase Rate for such Yield Period; and

YP = the number of days in such Yield Period.

“Yield Period” means each period from and including a Purchase Date to but excluding the related Due Date.

“Yield Reserve” means the Yield with respect to an applicable Purchased Interest, times the applicable Purchasers’ Investment; provided that no provision in this Agreement shall require the payment or permit the collection of Yield Reserve in excess of the maximum permitted by applicable law.

1.02 Other Terms. All accounting terms not specifically defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in accordance with GAAP, applied on a consistent basis, as in effect from time to time (subject to Section 1.04 of the Mattel Credit Agreement) and applied in a manner consistent with that used in preparing the financial statements referred to in Section 5.08 of the Mattel Credit Agreement. All terms used in Division 9 of the UCC in the State of California, and not specifically defined herein, are used herein as defined in such Division 9. Unless the context otherwise requires, (i) “or” means “and/or,” (ii) “including” (and with correlative meaning “include” and “includes”) means including, without limiting the generality of any description preceding such term, (iii) the meanings of defined terms are equally applicable to the singular and plural forms of such defined terms, and (iv) all other terms not otherwise defined herein shall have the meanings assigned to such terms in the Mattel Credit Agreement.

SECTION 2. AMOUNTS AND TERMS OF THE PURCHASES

2.01 Purchase Facility. On the terms and conditions hereinafter set forth, each Purchaser hereby agrees to purchase from time to time from the Transferor until the Facility Termination Date, without recourse (except as expressly provided herein), undivided percentage ownership interests in the Listed Receivables and other items included in the related Purchased Interest; provided, however, that: (a) the aggregate outstanding Purchasers’ Investments shall not exceed the Purchasers’ Investment Limit; (b) no Purchaser shall be obligated to make a purchase

Mattel, Inc. First Amended and Restated Receivables Purchase Agreement

in excess of its Purchaser Commitment; (c) the aggregate outstanding Purchasers’ Investment plus the aggregate outstanding principal amount of all Loans outstanding under the Mattel Credit Agreement shall not exceed the Aggregate Commitments; and (d) the amount equal to each Purchaser’s Percentage of the aggregate outstanding Purchasers’ Investment plus the aggregate outstanding principal amount of all Loans of each Purchaser in its capacity as a Lender under the Mattel Credit Agreement shall not exceed its Commitment thereunder.

2.02 Making Purchases.

(a) (i) Each purchase of undivided percentage ownership interests hereunder shall be made upon the Servicer’s delivery to the Administrative Agent of a Purchase Notice, which notice shall be irrevocable. Each Purchase Notice must be received by the Administrative Agent not later than 9:00 a.m. (California time) on the third Business Day prior to the related Purchase Date. A Purchase Notice shall specify for each Obligor (A) the aggregate amount of the Listed Receivables, (B) the Purchase Date (which must be a Business Day), (C) the related Due Date, and (D) the proposed amount of the Purchasers’ Investment.

(ii) Not later than 9:00 a.m. (California time) on the second Business Day prior to the related Purchase Date, the Administrative Agent shall send to the Servicer a notice setting forth a calculation of the related Purchased Interest, including a description of the related Purchasers’ Investment and the Yield Reserve. The Administrative Agent shall calculate the Purchasers’ Investment with respect to a Purchased Interest as an amount which, when added to the related Yield Reserve, is as close as reasonably practicable to (but not in excess of) the aggregate outstanding principal balances of the related Eligible Receivables set forth in the related Purchase Notice.

(iii) The Transferor shall send to the Administrative Agent for receipt by the Administrative Agent not later than the Business Day prior to the related Purchase Date, a schedule of the Listed Receivables, identifying the invoice number, outstanding principal balance and maturity date of each such Receivable (in each case as of the date of the related Purchase Notice). None of such Listed Receivables shall have been the subject of a prior Purchase Notice.

(b) Promptly after receipt of a Purchase Notice, the Administrative Agent shall notify each Purchaser of the proposed purchase (such notice to normally be given within two hours of receipt by the Administrative Agent). Each Purchaser shall make available to the Administrative Agent its Percentage of the purchase price by remitting such funds to the Administrative Agent’s Office prior to 12:00 Noon (California time) on the Purchase Date. On each Purchase Date, the Administrative Agent shall, upon satisfaction of the applicable conditions set forth in Section 3 hereto, pay to the Servicer, for the account of the Transferor, in same day funds, an amount equal to the aggregate of the amounts so made available by the Purchasers. The Administrative Agent shall cause an amount of same-day funds equal to such aggregate amount received by the Administrative Agent to be credited to the Transferor’s account at the Administrative Agent’s Office.

(c) On each Purchase Date, effective upon the payment contemplated by Section 2.02(b) (and without the necessity of any formal or other instrument of assignment or other

Mattel, Inc. First Amended and Restated Receivables Purchase Agreement

further action), the Transferor hereby sells and assigns to the Purchasers an undivided percentage ownership interest equal to the Purchased Interest in each related Listed Receivable reflected on the applicable Purchase Notice (and subsequently identified pursuant to Section 2.02(a)(iii)) and the other Specified Assets related thereto.

(d) To secure all of the obligations (monetary or otherwise) of the Transferor under this Agreement and the other Transaction Documents to which it is a party, whether now or hereafter existing or arising, due or to become due, direct or indirect, absolute or contingent, the Transferor hereby grants to the Administrative Agent for the benefit of the Administrative Agent and the Purchasers a security interest in, to and under all of the Transferor’s right, title and interest (including any undivided interest of the Transferor) in all of the Specified Assets and Transferor hereby authorizes the Administrative Agent to file a financing statement to perfect such interest. The Administrative Agent, on behalf of itself and the Purchasers, shall have, with respect to the Specified Assets, and in addition to all other rights and remedies available to the Administrative Agent, all the rights and remedies of a secured party under any applicable UCC.

(e) The purchase price of the Listed Receivables shall be increased by, and the Transferor shall pay to each Purchaser, as long as such Purchaser shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), an additional amount equal to the actual costs of such reserves allocated to the Yield on such Purchased Interest by such Purchaser (as determined by such Purchaser in good faith, which determination shall be conclusive), which additional purchase price amount shall be due and payable on the Due Date applicable to such purchase, provided the Transferor shall have received at least 15 days’ prior notice (with a copy to the Administrative Agent) of such additional amount of the Listed Receivables purchase price from such Purchaser. If a Purchaser fails to give notice 15 days prior to the relevant Due Date, such additional amount of the Listed Receivables purchase price shall be due and payable 15 days from receipt of such notice.

2.03 Payments and Computation, Etc. All amounts to be paid or deposited by a Seller Party hereunder shall be paid or deposited, without setoff, counterclaim or reduction of any kind, no later than 10:00 a.m. (California time) on the day when due in same day funds to the Administrative Agent’s Office. All amounts received after noon (California time) shall be deemed to have been received on the immediately succeeding Business Day. The Transferor shall, to the extent permitted by Law, pay to the Administrative Agent, for the benefit of the Purchasers, upon demand, interest on all amounts not paid or deposited when due to the Purchasers hereunder at a rate per annum equal to the Default Rate. Notwithstanding the foregoing, interest shall not commence accruing at the Default Rate until the Administrative Agent, at the direction of the Requisite Purchasers, has notified the Transferor thereof; provided, however, that upon the occurrence of a Termination Event specified in Section 7.01(d) or (k), the Default Rate shall thereupon automatically commence accruing and be due and payable without further act of or demand by the Administrative Agent or any Purchaser. All computations of Yield shall be made on the basis of a year of 360 days for the actual number of days elapsed. Whenever any payment or deposit to be made hereunder shall be due on a day other than a Business Day, such payment or deposit shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of such payment or deposit. All payments received by the Administrative Agent or any Purchaser hereunder on account of a

Mattel, Inc. First Amended and Restated Receivables Purchase Agreement

Purchased Interest shall be applied by the Administrative Agent, first to pay due and payable Yield Reserve with respect to the related Purchasers’ Investment, second to pay all due and payable fees and expenses and other amounts due to the Purchasers and the Administrative Agent hereunder, and third, to repay any such Purchasers’ Investment. The amount of each Purchasers’ Investment shall be reduced by payments received by the Administrative Agent and applied on account of such Purchasers’ Investment pursuant to this Agreement.

2.04 Collection Account.

(a) At any time the second highest long-term unsecured debt rating issued to the Servicer by S&P, Moody’s or Fitch is lower than BBB-, Baa3 or BBB-, respectively, there shall be established and maintained, in the name of the Administrative Agent for the benefit of the Purchasers, a segregated account (the “Collection Account”), at Administrative Agent’s Office, bearing a designation clearly indicating that the funds deposited therein are held for the benefit of the Purchasers. Any interest and earnings (net of losses and investment expenses) on funds on deposit in the Collection Account shall be retained in the Collection Account and be available to make any payments required to be made hereunder to the Administrative Agent or the Purchasers. Upon the earlier of (i) the Servicer’s second highest long-term unsecured debt rating issued to the Servicer by S&P, Moody’s or Fitch is BBB-, Baa3 or BBB-, respectively, or higher or (ii) the date on which the Purchasers’ Investment is zero, any funds remaining on deposit in the Collection Account shall be released to the Transferor in same-day funds.

(b) During such time that the second highest long-term unsecured debt rating issued to the Servicer by S&P, Moody’s or Fitch is lower than BBB-, Baa 3 or BBB-, respectively, the Servicer shall deposit within two Business Days all Collections it receives into the Collection Account. Such Collections shall be retained in the Collection Account by the Administrative Agent until the next succeeding Due Date, at which time such amounts shall be applied pursuant to the terms hereof.

2.05 Reduction or Termination of Purchasers’ Investment Limit.

(a) The Transferor shall have the right, at any time and from time to time, to terminate in whole or permanently reduce in part, without premium or penalty, the Purchasers’ Investment Limit; provided that the Purchasers’ Investment Limit, as reduced, shall equal or exceed the total outstanding Purchasers’ Investment as of the date of such reduction.

(b) The Transferor shall give not less than three Business Days’ prior written notice to the Administrative Agent designating the date (which shall be a Business Day) and the amount of such termination or reduction. Any partial reduction shall be in an aggregate minimum amount of $10,000,000 and integral multiples of $1,000,000 in excess of that amount. Promptly after receipt of a notice of such termination or partial reduction, the Administrative Agent shall notify each Purchaser and the administrative agent under the Mattel Credit Agreement of the proposed termination or reduction. Such termination or reduction shall be effective on the date specified in the Transferor’s notice and shall terminate or ratably reduce the dollar amount of each Purchaser’s Purchaser Commitment.

(c) Any reduction or termination of the Aggregate Commitments under the Mattel

Mattel, Inc. First Amended and Restated Receivables Purchase Agreement

Credit Agreement to an amount less than the Purchasers’ Investment Limit at such time shall automatically and concurrently reduce the Purchasers’ Investment Limit to an amount equal to such Aggregate Commitments amount, as so reduced, or terminate the Purchasers’ Investment Limit, as the case may be. Any such reduction shall be applied ratably to each Purchaser’s Purchaser Commitment.

2.06 Deficiency Advances. No Purchaser shall be responsible for any default of any other Purchaser in respect of such other Purchaser’s obligation to fund any portion of a purchase hereunder, nor shall the commitment of any Purchaser hereunder be increased as a result of such default by any other Purchaser. Without limiting the generality of the foregoing, in the event any Purchaser shall fail to advance funds as provided herein, the Administrative Agent may, in its discretion but shall not be obligated to, advance as a Purchaser all or any portion of such amount (the “Deficiency Advance”) and shall thereafter be entitled to payments on such Deficiency Advance in the same manner and at the same rate(s) to which such other Purchaser would have been entitled had it made such advance itself; provided that, upon payment to the Administrative Agent from such other Purchaser of the entire outstanding amount of such Deficiency Advance, together with interest thereon, at the Eurodollar Rate plus the Applicable Rate applicable to the related Purchase, then such payment shall be credited against the Administrative Agent’s share of the total outstanding Purchasers’ Investment in full payment of such Deficiency Advance. Acceptance by the Transferor of a Deficiency Advance from the Administrative Agent shall in no way limit the rights of the Transferor against the Purchaser failing to fund its pro rata portion (based on its Percentage) of the purchase price of any purchase hereunder.

SECTION 3. CONDITIONS OF PURCHASES

3.01 Conditions Precedent to Initial Purchase. The initial purchase of an undivided interest pursuant to this Agreement is subject to the conditions precedent that the Administrative Agent shall have received on or before the related Purchase Date the following, each in form and substance (including the date thereof) satisfactory to the Administrative Agent:

(a) a counterpart of this Agreement and the Purchase and Sale Agreement duly executed by the Seller Parties and the Sellers, as the case may be;

(b) favorable opinions of (x) the General Counsel or an Assistant General Counsel of Mattel, relating to the Seller Parties and (y) Latham & Watkins, special counsel to the Seller Parties, substantially in the form attached hereto as Exhibit B;

(c) a certificate of the Assistant Secretary of each Seller Party certifying in each case (i) the names and signatures of its applicable officers that shall execute and deliver the Transaction Documents (on which certificate the Administrative Agent may conclusively rely until such time as the Administrative Agent shall receive a revised certificate meeting the requirements of this clause), (ii) that attached thereto is a true and correct copy of the certificate or articles of incorporation, certified by the secretary of state of the state of its incorporation or formation as of a recent date, and the by-laws of such Seller Party, in each case as in effect on the date of such certification, (iii) that attached thereto are true and complete copies of excerpts of resolutions adopted by the Board of Directors of such Seller Party, approving the execution, delivery and performance of this Agreement and all other Transaction Documents to which such

Mattel, Inc. First Amended and Restated Receivables Purchase Agreement

Seller Party is a party; and (iv) that attached thereto are good standing certificates issued by the Secretary of State of Delaware with respect to Mattel and the Transferor;

(d) good standing certificates dated as of a recent date for each Seller Party from the Secretary of State of the States of Delaware and California;

(e) an assignment of the Transferor’s rights, title and interest in, to and under the obligations of the Transferor as “Buyer” under Section 9 of the Purchase and Sale Agreement;

(f) each other item to be delivered pursuant to Section 3.01 of the Purchase and Sale Agreement;

(g) evidence that all conditions to the effectiveness of the Mattel Credit Agreement have been, or concurrently herewith are being, satisfied or waived thereunder; and

(h) UCC-1 financing statements (a) signed by Mattel Sales as debtor and the Transferor as the secured party in form for filing with the Secretary of State of the State of California, (b) signed by Fisher-Price as debtor and the Transferor as the secured party in form for filing with the Secretary of State of the State of New York, and (c) signed by the Transferor as debtor and the Administrative Agent as secured party in form for filing with the Secretary of State of Delaware.

3.02 Conditions Precedent to All Purchases. Each purchase (including the initial purchase) of undivided interests pursuant to this Agreement shall be subject to the further conditions precedent that:

(a) on the Purchase Date applicable to such purchase the following statements shall be true (and acceptance of the proceeds of such purchase shall be deemed a representation and warranty by the Transferor that such statements are then true):

(i) the representations and warranties contained in Section 5.01 are true and correct on and as of such Purchase Date as though made on and as of such date (except to the extent any representation and warranty is expressly made as of an earlier date);

(ii) the representations and warranties of Mattel contained in any Loan Document (except the representation and warranty contained in Section 5.09 of the Mattel Credit Agreement and, in the case of a purchase where the aggregate Purchasers’ Investment being made on that date equals or is less than the aggregate Purchasers’ Investment maturing on that date, the representation and warranty contained in Section 5.11 of the Mattel Credit Agreement), shall be true, correct and complete in all material respects on and as of that Purchase Date (except to the extent that such representations and warranties expressly refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date) to the same extent as though made on and as of that Purchase Date; and

(iii) no event has occurred and is continuing, or would result from such purchase, that constitutes a Termination Event or an Unmatured Termination Event or that would constitute a Termination Event or an Unmatured Termination Event with

Mattel, Inc. First Amended and Restated Receivables Purchase Agreement

respect to the Obligor in each case, other than a Termination Event or an Unmatured Termination Event as described in Sections 7.01(e) or (i) hereof with respect to an Obligor whose Receivables are not included in the Listed Receivables being purchased on such Purchase Date;

(b) after giving effect to the payment contemplated by Section 2.02 on the date of such purchase, the aggregate outstanding Purchaser’s Investments shall not exceed the Purchasers’ Investment Limit;

(c) the Administrative Agent shall have received a list of Eligible Receivables in accordance with Section 2.02;

(d) such Purchase Date is also a “Purchase Date” as defined in the Purchase and Sale Agreement;

(e) the related Due Date is prior to the Facility Termination Date;

(f) after giving effect to the Yield Period in connection with such purchase, there are no other Yield Periods in effect; and

(g) evidence reasonably satisfactory to the Administrative Agert that (i) UCC financing statements naming each Seller as “debtor” and the Transferor as “secured party” have been properly filed with the secretary of state of each such Seller’s state of incorporation, organization or formation (as applicable) and (ii) UCC financing statements naming the Transferor as “debtor” and the Administrative Agent, on behalf of the Purchasers, as “secured party” have been properly filed with the secretary of state of the Transferor’s state of incorporation.

SECTION 4. SERVICING AND SETTLEMENT PROCEDURES

4.01 Appointment of Servicer. Until the Administrative Agent gives notice to the Transferor of the designation of a new Servicer in accordance with the last sentence of this Section, Mattel is hereby designated as, and hereby agrees to perform the duties and obligations of, the Servicer pursuant to the terms hereof; provided that, with respect to any group of Listed Receivables, Mattel (solely in its capacity as Servicer) may, at any time, upon prior written notice to the Administrative Agent, designate any Affiliate of Mattel as sub-servicer hereunder; provided, however, that such Affiliate shall not become the Servicer and, notwithstanding any such delegation, Mattel shall remain liable for the performance of the duties and obligations of the Servicer in accordance with the terms of this Agreement without diminution of such liability by virtue of such delegation and to the same extent and under the same terms and conditions as if Mattel alone were performing such duties and obligations. Subject to the foregoing, Mattel hereby delegates to Fisher-Price all of Mattel’s duties and obligations under Section 4.02 below with respect to the Listed Receivables originated by Fisher-Price, and Fisher-Price hereby accepts such delegation. Mattel acknowledges that the Administrative Agent and the Purchasers have relied on the agreement of Mattel to act as the Servicer hereunder in making their decision to execute and deliver this Agreement. Accordingly, Mattel agrees that it shall not voluntarily resign as the Servicer. In the event that a new “Servicer” has been designated pursuant to the

Mattel, Inc. First Amended and Restated Receivables Purchase Agreement

Purchase and Sale Agreement or upon the occurrence of a Servicer Default as contemplated by Section 4.04, the Administrative Agent may designate as Servicer any Person (including the Administrative Agent) to succeed Mattel or any successor Servicer, on the condition in each case that any such Person so designated shall agree to perform the duties and obligations of the Servicer pursuant to the terms hereof.

4.02 Duties of Servicer. The Servicer shall take or cause to be taken all such action as may be necessary or advisable to collect each Listed Receivable from time to time, all in accordance with this Agreement and all applicable laws, rules and regulations, with reasonable care and diligence, and in accordance with the Credit and Collection Policy; provided, however, that the Servicer shall not extend the maturity of any Listed Receivable. The Transferor shall deliver to the Servicer and the Servicer shall hold for the benefit of the Transferor and the Administrative Agent for the benefit of the Purchasers in accordance with their respective interests, all records and documents (including computer tapes or disks) with respect to such Listed Receivables. Notwithstanding anything to the contrary contained herein, the Administrative Agent, with the consent or direction of the Requisite Purchasers, may direct the Servicer to commence or settle any legal action to enforce collection of any Listed Receivable or to foreclose upon or repossess any Related Security; provided, however, that no such direction may be given unless (x) a Termination Event has occurred and is continuing (other than a Termination Event described in Section 7.01(e) or (i) hereof), and (y) the Requisite Purchasers believe in good faith that failure to commence, settle, or effect such legal action, foreclosure or repossession could materially and adversely affect a material portion of the Listed Receivables. Subject to Section 2.04, the Servicer shall hold (and shall cause each sub-servicer to hold) in trust (and, during the continuance of a Termination Event (other than a Termination Event described in Section 7.01(e) or (i) hereof), at the request of the Administrative Agent, segregate) for the Administrative Agent for the benefit of the Purchasers, from Collections received by the Transferor, any Seller or the Servicer (or any sub-servicer) with respect to the Listed Receivables, the percentage of such Collections represented by the related Purchased Interest. On each Due Date, the Servicer shall deposit into the account at Administrative Agent’s Office the amount of Collections required to be held for the Administrative Agent for the benefit of the Purchasers pursuant to the preceding sentence.

4.03 Servicer Default. The occurrence of any one or more of the following events shall constitute a Servicer Default hereunder:

(a) (i) the Servicer shall fail to perform or observe any term, covenant or agreement hereunder (other than as referred to in this Section) and such failure shall remain unremedied for ten (10) Business Days or (ii) the Servicer shall fail to make any payment or deposit to be made by it hereunder when due; or

(b) any representation, warranty, certification or statement made by the Servicer in this Agreement or in any other Transaction Document shall prove to have been incorrect in any material respect when made or deemed made; or

(c) an Insolvency Proceeding shall have commenced and be continuing with respect to the Servicer; or

Mattel, Inc. First Amended and Restated Receivables Purchase Agreement

(d) an Event of Default under and as defined in the Mattel Credit Agreement shall have occurred and be continuing.

4.04 Servicer Default Remedies. Notwithstanding any other provision of this Agreement, during the continuation of a Servicer Default, the Administrative Agent, upon the written request of the Requisite Purchasers, shall, by written notice to the Transferor and the Servicer:

(i) direct the Obligors that payment of all amounts payable under any Listed Receivable be made directly to the Administrative Agent or its designee;

(ii) instruct the Transferor to give notice of the Purchasers’ Interest in the Listed Receivables to the Obligors, which notice shall be given at the Transferor’s expense and shall direct that payments be made directly to the Administrative Agent or its designee; or

(iii) terminate and replace the Servicer.

4.05 Responsibilities of the Transferor. Anything herein to the contrary notwithstanding, the Transferor shall (x) perform all of its obligations (if any) under the Contracts related to Listed Receivables to the same extent as if interests in such Listed Receivables had not been transferred hereunder and the exercise by the Administrative Agent of rights hereunder shall not relieve any Seller or Seller Party from such obligations and (y) pay when due any taxes payable by the Transferor under applicable law, including any sales taxes payable in connection with the Listed Receivables and their creation and satisfaction. The Transferor shall provide to the Servicer on a timely basis all information needed for such servicing, administration and collection, including notice of the occurrence of any Termination Event. Neither the Administrative Agent nor any Purchaser shall have any obligation or liability with respect to any Listed Receivable, any Related Security or any related Contract, nor shall the Administrative Agent or any Purchaser be obligated to perform any of the obligations of any Seller or Seller Party under any of the foregoing.

4.06 Servicing Fees. In consideration of Mattel’s agreement to act as Servicer hereunder, the Purchasers and the Administrative Agent hereby agree that, so long as Mattel shall perform as Servicer hereunder, the Transferor shall pay over to Mattel a fee (the “Servicing Fee”), payable quarterly in arrears on or before the tenth day of the following quarter, equal to 1.0% per annum times the face amount of the Listed Receivables, as compensation for its servicing activities.

SECTION 5. REPRESENTATIONS AND WARRANTIES

5.01 Representations and Warranties. Each Seller Party severally represents and warrants, as to itself alone, as applicable, to the Administrative Agent and the Purchasers as follows:

(a) Such Seller Party is a corporation duly incorporated, validly existing and in good standing under the laws of the state of its incorporation, and is duly qualified to do business, and is in good standing, as a foreign corporation in every jurisdiction where the nature of its business

Mattel, Inc. First Amended and Restated Receivables Purchase Agreement

requires it to be so qualified, except in jurisdictions in which the failure to be qualified or in good standing has or will have no Material Adverse Effect.

(b) The execution, delivery and performance by such Seller Party of this Agreement and the other Transaction Documents to which it is a party, including such Seller Party’s use of the proceeds of purchases, (i) are within such Seller Party’s corporate powers, (ii) have been duly authorized by all necessary corporate action, (iii) do not contravene or result in a default under or conflict with (1) such Seller Party’s charter or by-laws, (2) any law, rule or regulation applicable to such Seller Party, the violation of which would result in a Material Adverse Effect, (3) any Contractual Obligation of such Seller Party the violation of which would have a Material Adverse Effect or (4) any order, writ, judgment, award, injunction or decree binding on or affecting such Seller Party or its property, the violation of which would result in a Material Adverse Effect, and (iv) do not result in or require the creation of any material Adverse Claim upon or with respect to any of its material properties or upon or with respect to the Listed Receivables (other than pursuant to the Transaction Documents). This Agreement and the other Transaction Documents to which it is a party have been duly executed and delivered by such Seller Party.

(c) No authorization or approval or other action by, and no notice to or filing with any or other Person is required for the due execution, delivery and performance by such Seller Party of this Agreement or any other Transaction Document to which it is a party, other than UCC financing statements related hereto or to the Purchase and Sale Agreement.

(d) This Agreement and the other Transaction Documents to which it is a party constitutes the legal, valid and binding obligation of such Seller Party enforceable against such Seller Party in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to or limiting creditors’ rights generally.

(e) There is no pending or, to the knowledge of such Seller Party, threatened action or proceeding affecting such Seller Party or any of its Subsidiaries before any Governmental Person or arbitrator which, in the reasonable opinion of such Seller Party and its executive officers, would result in a Material Adverse Effect, or which affects or purports to affect the legality, validity or enforceability of this Agreement or the other Transaction Documents.

(f) With respect to the Transferor, the Transferor is the legal and beneficial owner of the Listed Receivables and all other Specified Assets, free and clear of any Adverse Claim; upon each purchase, the Administrative Agent, for the benefit of itself and the Purchasers, shall have a valid and enforceable first priority, perfected undivided percentage ownership interest to the extent of the Purchased Interest or a valid and enforceable first priority, perfected security interest in each such Listed Receivable and other Specified Assets, in each case free and clear of any Adverse Claim. No effective UCC financing statement or other instrument similar in effect covering any of the Specified Assets is on file in any recording office other than any UCC financing statement filed pursuant to this Agreement in favor of the Administrative Agent.

(g) No representation or warranty of any Seller Party contained in this Agreement or any other document, certificate or written statement furnished to the Purchasers by any Seller

Mattel, Inc. First Amended and Restated Receivables Purchase Agreement

Party since January 1, 2002 for use in connection with the transactions contemplated by this Agreement as of the date of this Agreement contains any untrue statement of a material fact or omits to state a material fact (known to the officers of any Seller Party in the case of any document or fact not furnished by it) necessary in order to make the statements contained herein or therein not misleading except to the extent that any such statement or omission that was untrue or misleading at the time made or that subsequently became untrue or misleading has been superseded or corrected by information provided to the Purchasers prior to the date of this Agreement. The projections and pro forma financial information contained in such written materials are based upon good faith estimates and assumptions believed by any Seller Party to be reasonable at the time made, it being recognized by the Purchasers that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results. There is no fact known to the officers of any Seller Party as of the date of this Agreement (other than matters of a general economic nature) which materially adversely affects the business, operations, property, assets or condition (financial or otherwise) of any Seller Party and their respective Subsidiaries, taken as a whole, which has not been disclosed herein or in the written materials referred to in Section 5.08 of the Mattel Credit Agreement other than as disclosed in writing to the Purchasers on or before the date hereof.

(h) With respect to the Transferor, the principal place of business, chief executive office and state of organization (as such terms are used in the UCC) of the Transferor and the office where the Transferor keeps its records concerning the Listed Receivables are located at the address referred to in Section 6.01(b).

(i) Each Seller Party is not in violation of any order of any court, arbitrator or Governmental Person, which violation would have a Material Adverse Effect.

(j) With respect to the Transferor, no proceeds of any purchase from the Transferor shall be used for any purpose that violates any applicable law, rule or regulation, including Regulation U of the Federal Reserve Board.

(k) No event has occurred and is continuing, or would result from a purchase in respect of the related Purchased Interest or from the application of the proceeds therefrom, which constitutes a Termination Event (excluding a Termination Event described in Section 7.01(e) or (i)).

(l) With respect to the Transferor, the Transferor has accounted for each sale of undivided percentage ownership interests in its Listed Receivables in its books and financial statements as sales, consistent with generally accepted accounting practices.

(m) With respect to each Seller Party, such Seller Party has complied with all of the material terms, covenants and agreements contained in this Agreement and the other Transaction Documents and applicable to it, except, in any such case, where the consequences, direct or indirect, of any such noncompliance, if any, would not result in a Material Adverse Effect.

(n) With respect to the Transferor, the Transferor’s complete corporate name is set forth in the preamble to this Agreement. The Transferor (i) does not use, and has not during the

Mattel, Inc. First Amended and Restated Receivables Purchase Agreement

last five years changed its name or used, any other corporate name, trade name, doing business name or fictitious name, except for names first used after the date of this Agreement and set forth in a notice delivered to the Administrative Agent pursuant to of Section 6.01(b), (ii) has never merged with or into or consolidated with any other Person and (iii) has not during the last five years changed its jurisdiction of incorporation from the jurisdiction set forth in the preamble to this Agreement.

SECTION 6. COVENANTS

6.01 Covenants. Until the latest of (i) the date on which no Purchasers’ Investment or Yield Reserve in respect of any Purchased Interest shall be outstanding and the Purchasers shall have no further obligation hereunder to purchase interests in Listed Receivables, (ii) the date all other amounts owed by the Transferor or the Servicer under this Agreement to the Administrative Agent, any Purchasers and any other Indemnified Party shall be paid in full and the Purchasers shall have no further obligation hereunder to purchase interests in Listed Receivables, and (iii) the date on which this Agreement has been terminated:

(a) Compliance with Laws, Etc. Each Seller Party shall comply in all material respects with all applicable laws, rules, regulations and orders, and preserve and maintain its corporate existence, rights, franchises, qualifications, and privileges except to the extent that the failure so to comply with such laws, rules and regulations or the failure so to preserve and maintain such existence, rights, franchises, qualifications, and privileges would not result in a Material Adverse Effect and not result in any Adverse Claim on the Listed Receivables.

(b) Offices, Records and Books of Account; Etc. The Transferor (i) shall keep its state of organization, principal place of business and chief executive office (as such terms are used in the UCC) and the office where it keeps its records concerning the Listed Receivables at the address of the Transferor set forth under its name on the signature page hereto or, upon at least 15 days’ prior written notice of a proposed change to the Administrative Agent, at any other locations, so long as, prior to making such a change, the Transferor shall have taken all actions in any applicable jurisdiction that may be requested by the Administrative Agent to further assure and perfect the interests of the Administrative Agent and the Purchasers in the Listed Receivables; and (ii) shall provide the Administrative Agent with at least 15 days’ written notice prior to making any change in the Transferor’s name or making any other change in the Transferor’s identity or corporate structure (including a merger) which could render any UCC financing statement theretofore filed with respect to such Person by any other Person (including, if applicable, any UCC financing statements filed in connection with this Agreement) “seriously misleading” as such term is used in the UCC, so long as, prior to making such a change, the Transferor shall have taken all actions in any applicable jurisdiction that may be requested by the Administrative Agent to further assure and perfect the interests of the Administrative Agent and the Purchasers in the Listed Receivables; each notice to the Administrative Agent pursuant to this Section shall set forth the applicable change and the effective date thereof. The Transferor also will maintain and implement administrative and operating procedures (including an ability to recreate records evidencing Listed Receivables and related Contracts in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records, computer tapes and disks and other information reasonably necessary or advisable for the collection of all Listed Receivables (including records adequate to permit the daily identification

Mattel, Inc. First Amended and Restated Receivables Purchase Agreement

of each Receivable and all Collections of and adjustments to each existing Listed Receivable).

(c) Performance and Compliance with Contracts and Credit and Collection Policy. Each Seller Party shall, at its expense, timely and fully perform and comply in all material respects with all material provisions, covenants and other promises required to be observed by it under the Contracts related to the Listed Receivables, and timely and fully comply in all material respects with the Credit and Collection Policy with regard to each such Listed Receivable and the related Contract.

(d) Ownership Interest, Etc. The Transferor shall, at its expense take all action necessary or reasonably desirable to maintain a valid, enforceable and first priority, perfected security interest in the Specified Assets in favor of the Administrative Agent for the benefit of itself and the Purchasers, free and clear of any Adverse Claim, including taking such action to protect and perfect or more fully evidence the interest of the Administrative Agent and the Purchasers under this Agreement, as the Administrative Agent may request.

(e) Sales, Liens, Etc. The Transferor shall not sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim upon or with respect to, any or all of its right, title or interest in, to or under the Specified Assets or upon or with respect to any account to which any Collections of any Listed Receivables are deposited (except as required by this Agreement or the rights of the depository institution that maintains such account), or assign any right to receive income in respect of any items contemplated by this Section.

(f) Extension or Amendment of Receivables. Except as expressly provided in this Agreement, no Seller Party shall adjust the outstanding principal balance of, or otherwise modify the terms of, any of the Listed Receivables, or amend, modify or waive any term or condition of any related Contract; provided that notwithstanding any other provision of this Agreement, no Seller Party shall extend the maturity of any Listed Receivable.

(g) Change in Business or Credit and Collection Policy. No Seller Party shall make any change in the character of its business, or in the Credit and Collection Policy, that would result in a Material Adverse Effect. No Seller Party shall make any other change in the Credit and Collection Policy without the prior written consent of the Administrative Agent.

(h) Audits. Each Seller Party shall, from time to time during regular business hours (and with reasonable advance notice) as requested by the Administrative Agent, permit the Administrative Agent, or its agents or representatives, (x) to examine and make copies of and abstracts from all books, records and documents (including computer tapes and disks) in the possession or under the control of such Seller Party relating to Listed Receivables and the Related Security, including the related Contracts, and (y) to visit the offices and properties of such Seller Party for the purpose of examining such materials described in clause (x) above, and to discuss matters relating to Listed Receivables and the Related Security or such Seller Party’s performance hereunder or under the Contracts with any of the officers, employees, agents or contractors of such Seller Party having knowledge of such matters. Without limiting the foregoing, such examinations, copies, abstracts, visits and discussions may cover, among other things, maturity dates, agings, past dues, charge-offs, and offsets with respect to the Listed

Mattel, Inc. First Amended and Restated Receivables Purchase Agreement

Receivables.

(i) Status of Listed Receivables. In the event that any third party and any Seller Party enter into negotiations or discussions regarding the provision of financing (whether in the form of a loan, purchase or otherwise) with respect to any Listed Receivable, such Seller Party shall inform such third party that the Transferor has sold an undivided percentage ownership interest in such Listed Receivable to the Purchasers.

(j) Reporting Requirements.

(i) If a Purchasers’ Investment with respect to an undivided interest purchased by the Purchasers remains outstanding on the applicable Due Date, then the Transferor or the Servicer shall provide to the Administrative Agent on a weekly basis a report, in form and substance satisfactory to the Administrative Agent, with respect to the related Listed Receivables (including with respect to collection efforts pertaining thereto).

(ii) Each Seller Party shall provide to the Administrative Agent as soon as possible and in any event within five Business Days after the occurrence of each Termination Event or Unmatured Termination Event a statement of the chief financial officer of such Seller Party setting forth details of such Termination Event or Unmatured Termination Event and the action that such Seller Party has taken and proposes to take with respect thereto.

(iii) The Servicer shall provide to the Administrative Agent the financial statements described in Section 6.01(a) and (b) of the Mattel Credit Agreement, pursuant to the terms of such Sections, including Section 10.02 permitting facsimiles or email.

(iv) Each Seller Party shall provide to the Administrative Agent such other information respecting Listed Receivables or the condition or operations, financial or otherwise, of the Transferor or any of its Affiliates as the Administrative Agent may from time to time reasonably request (including listings identifying the outstanding principal balance of each Listed Receivable).

(k) General Restrictions. The Transferor shall not (i) pay or declare any Dividend, (ii) lend or advance any funds; or (iii) repay any loans or advances to, for or from any Seller or other Affiliate of the Transferor (actions of the type described in clauses (i), (ii) and (iii) are herein collectively called “Restricted Payments”), unless (A) in the case of Dividends, such Dividends comply with applicable law, and (B) in the case of any Restricted Payment, the Transferor would be Solvent after giving effect to such Restricted Payment.

(l) Mergers, Acquisitions. Sales, Investments. The Transferor shall not:

(i) be a party to any merger or consolidation, or directly or indirectly purchase or otherwise acquire all or substantially all of the assets or any stock of any class of, or any partnership or joint venture interest in, any other Person;

(ii) sell, transfer, convey or lease any of its assets, other than pursuant to or, as

Mattel, Inc. First Amended and Restated Receivables Purchase Agreement

expressly permitted by this Agreement, the Purchase and Sale Agreement or any Other Permitted Accounts Receivable Financing Facility; or

(iii) make, incur or suffer to exist any investment in, equity contribution to, loan or advance to, or payment obligation in respect of the deferred purchase price of property from, any other Person, (x) except as expressly contemplated by this Agreement, the Purchase and Sale Agreement or any Other Permitted Accounts Receivable Financing Facility and (y) except, in the case of loans, under the Demand Note dated March 11, 1998 made by Mattel to the Buyer in the amount of approximately $9,000,000 (or other similar demand notes delivered in connection with this Agreement, the Purchase and Sale Agreement or any Other Permitted Accounts Receivable Financing Facility).

(m) No Modification of the Purchase and Sale Agreement. The Transferor will not agree to any amendment, supplement, waiver, alternation or other modification of the Purchase and Sale Agreement which may have a material adverse effect on the Administrative Agent’s right, title and interest in the Receivables or which may have a material adverse effect on the collectibility of the Receivables or which may limit or adversely affect Mattel’s obligations as Guarantor thereunder.

(n) Claim under Section 7.01 of Purchase and Sale Agreement. If the Administrative Agent or the Purchasers makes a claim under Section 9.01, the Transferor agrees to promptly make a corresponding claim against the Sellers under Section 7.01 of the Purchase and Sale Agreement. If the Transferor fails to make such claim, the Transferor hereby irrevocably authorizes the Administrative Agent, on behalf of itself and the Purchasers, to make such claim thereunder in the name of the Transferor.

6.02 Characterization for Tax Purposes. Each party hereto intends that the transfers of Specified Assets hereunder shall be treated as indebtedness of the Transferor for federal, state and local income and franchise tax purposes.

SECTION 7. TERMINATION EVENTS AND

TERMINATION EVENT REMEDIES

7.01 Termination Events Defined. The occurrence of any one or more of the following events shall constitute a Termination Event hereunder:

(a) any Seller Party shall fail (i) to make when due any payment or deposit to be made by it under this Agreement with respect to any Purchased Interest (including, in the case of the Servicer, failing to deliver to the Administrative Agent on any Due Date an amount equal to the Purchasers’ Investments plus accrued Yield Reserve thereon) or (ii) to perform or observe in any material respect, within 15 days after written notice thereof, any other material term, covenant or agreement contained in any Transaction Document on its part to be performed or observed;

(b) any representation or warranty made or deemed made by any Seller Party or Seller (or any of its officers) under or in connection with any Transaction Document or any material information or report delivered by any Seller Party or Seller pursuant to any Transaction

Mattel, Inc. First Amended and Restated Receivables Purchase Agreement

Document shall prove to have been incorrect or untrue in any material respect when made or deemed made or delivered;

(c) an Event of Default or any Servicer Default shall have occurred and be continuing;

(d) an Insolvency Proceeding shall have been commenced and be continuing in which any Seller Party or Seller is the debtor;

(e) an Insolvency Proceeding shall have been commenced and is continuing in which either Obligor is the debtor;

(f) the Transferor shall fail to have a valid and enforceable first priority, perfected (i) ownership interest in, or (ii) security interest in, each Listed Receivable and the other Specified Assets, in each case, free and clear of any Adverse Claim (other than a lien or other interest in favor of the Transferor pursuant to the Purchase and Sale Agreement);

(g) the Administrative Agent for the benefit of the Purchasers shall fail to have a valid and enforceable first priority, perfected (i) undivided percentage ownership interest in, or (ii) security interest in, each Listed Receivable and the other Specified Assets, in each case free and clear of any Adverse Claim;

(h) a Seller Party shall merge with or into any other entity whereby it is not the surviving entity;

(i) any short-term unsecured debt rating assigned to an Obligor by S&P, Moody’s or Fitch falls below “A-2,” “P-2” or “F-2,” respectively, or the second highest long-term unsecured debt rating assigned to an Obligor by S&P, Moody’s or Fitch falls below “A-,” “A3” or “A-,” respectively;

(j) there shall have occurred any event not otherwise covered by this definition which has or will have a Material Adverse Effect; or

(k) the Commitments of the Lenders under the Mattel Credit Agreement shall have been terminated.

7.02 Termination Event Remedies. Any time during a Termination Event, the Administrative Agent, upon the written request of the Requisite Purchasers, shall, by written notice to the Transferor, the Servicer and the Purchasers, terminate the Purchaser Commitments; provided, however, that with respect to a Termination Event described in Section 7.01(e) or (i), only the commitment of the Purchasers to purchase undivided interests in the Receivables of the affected Obligor may be terminated as aforesaid. Notwithstanding the foregoing, upon the occurrence of a Termination Event described in Section 7.01(d) or (k), the Purchaser Commitments shall terminate automatically.

7.03 Rights Not Exclusive. The rights provided for in this Agreement and the other Transaction Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or

Mattel, Inc. First Amended and Restated Receivables Purchase Agreement

agreement now existing or hereafter arising, including without limitation, under the Transaction Documents.

SECTION 8. THE ADMINISTRATIVE AGENT

8.01 Appointment and Authorization. Each Purchaser hereby irrevocably appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Transaction Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Transaction Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Transaction Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any of the Purchasers or participants, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Transaction Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Transaction Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

8.02 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement or any other Transaction Document by or through agents, employees or attorneys in fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.

8.03 Liability of Administrative Agent. None of the Administrative Agent-Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Transaction Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein), or (ii) be responsible in any manner to any of the Purchasers or participants for any recital, statement, representation or warranty made by the Transferor or the Guarantor, or any officer thereof, contained in this Agreement or in any other Transaction Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Transaction Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Transaction Document, or for any failure of the Transferor or the Guarantor or any other to any Transaction Document to perform its obligations hereunder or thereunder. No Administrative Agent-Related Person shall be under any obligation to any Purchaser or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Transaction Document, or to inspect the properties, books or records of the Transferor, the Servicer or the Guarantor or any of their respective Subsidiaries or Affiliates.

Mattel, Inc. First Amended and Restated Receivables Purchase Agreement

8.04 Reliance by Administrative Agent.

(a) The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Transferor, Servicer or the Guarantor), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Transaction Document unless it shall first receive such advice or concurrence of the Requisite Purchasers as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Purchasers against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Transaction Document in accordance with a request or consent of the Requisite Purchasers and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Purchasers.

(b) For purposes of determining compliance with the conditions specified in Sections 3.01 and 3.02, each Purchaser that has executed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Purchaser, unless the Administrative Agent shall have received notice from such Purchaser prior to any purchase specifying its objection thereto.

8.05 Notice of Termination Event or Servicer Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Termination Event or Servicer Default unless the Administrative Agent has failed to receive on account of any Purchaser such Purchaser’s Purchasers’ Investment, plus Yield Reserve, on the applicable Due Date, or unless the Administrative Agent shall have received written notice from a Purchaser, the Transferor, Servicer or the Guarantor referring to this Agreement, describing such Termination Event or Servicer Default and stating that such notice is a “notice of termination event and/or servicer default.” The Administrative Agent will notify the Purchasers of its receipt of any such notice. The Administrative Agent shall take such action with respect to such Termination Event or Servicer Default as may be directed by the Requisite Purchasers in accordance with Section 7; provided, however, that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Termination Event or Servicer Default as it shall deem advisable or in the best interest of the Purchasers. In the event that any remedy is exercised pursuant to Sections 4.02, 4.04 or 7.02 of this Agreement, each Purchaser and the Administrative Agent shall pursue remedies designated by the Requisite Purchasers to the same extent as though such demand was caused by the action of all Purchasers, and each Purchaser agrees to act as expeditiously as possible so as to maximize recovery. Each Purchaser agrees that no Purchaser shall have any right individually to take action with respect to the Purchased Interest, it being understood and agreed that such rights and remedies with respect to any portion of the Purchased Interest may be exercised by the Administrative Agent as directed by the

Mattel, Inc. First Amended and Restated Receivables Purchase Agreement

Requisite Purchasers for the ratable benefit of the Purchasers.

8.06 Credit Decision; Disclosure of Information by Administrative Agent. Each Purchaser acknowledges that no Administrative Agent Related Person has made any representation or warranty to it and that no act by the Administrative Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of the Transferor, Servicer or the Guarantor or any Affiliate thereof shall be deemed to constitute any representation or warranty by any Administrative-Agent Related Person to any Purchaser as to any matter, including whether Administrative-Agent Related Persons have disclosed material information in their possession. Each Purchaser represents to the Administrative Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Transferor, Servicer or the Guarantor, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and extend credit to the Transferor hereunder. Each Purchaser also represents that it will, independently and without reliance upon the Administrative Agent or any other Purchaser, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Transaction Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Transferor, Servicer or the Guarantor. Except for notices, reports and other documents expressly required to be furnished to the Purchasers by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide any Purchaser with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Transferor, Servicer or the Guarantor or any of its Affiliates which may come into the possession of any Administrative Agent-Related Person.

8.07 Indemnification. Whether or not the transactions contemplated hereby are consummated, the Purchasers shall indemnify upon demand each Administrative Agent-Related Person (to the extent not reimbursed by or on behalf of the Transferor or the Guarantor and without limiting the obligation of the Transferor or the Guarantor to do so), pro rata, and hold harmless each Administrative Agent-Related Person from and against any and all Indemnified Liabilities of any kind whatsoever which may at any time (including at any time following the repayment of the Purchased Interests and the termination or resignation of the related Administrative Agent) be imposed on, incurred by or asserted against any such Person in any way relating to or arising out of this Agreement or any document contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by any such Person under or in connection with any of the foregoing; provided, however, that no Purchaser shall be liable for the payment to any Administrative Agent-Related Person of any portion of such Indemnified Liabilities to the extent determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Administrative Agent-Related Person’s own gross negligence or willful misconduct, provided, however, that no action taken in accordance with the directions of the Requisite Purchasers shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limitation of the foregoing, each Purchaser shall reimburse the Administrative Agent

Mattel, Inc. First Amended and Restated Receivables Purchase Agreement

upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Transaction Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Transferor or the Guarantor. Without limiting the generality of the foregoing, if the Internal Revenue Service or any other governmental authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Purchaser (because the appropriate form was not delivered, was not properly executed, or because such Purchaser failed to notify the Administrative Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Purchaser shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to the Administrative Agent under this Section, together with all costs and expenses (including fees and expenses of counsel and the allocated cost of in-house counsel). The obligation of the Purchasers and the undertaking in this Section shall survive the payment of all obligations hereunder and the resignation of the Administrative Agent.

8.08 Administrative Agent in its Individual Capacity. Bank of America and its Affiliates may make loans to, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with any Obligor, the Transferor, the Servicer or the Guarantor as though Bank of America were not the Administrative Agent hereunder and without notice to or consent of the Purchasers. The Purchasers acknowledge that, pursuant to such activities, Bank of America or its Affiliates may receive information regarding the Transferor, the Servicer or the Guarantor or any of their Affiliates (including information that may be subject to confidentiality obligations in favor of such Transferor, Servicer or Guarantor) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them. With respect to its purchases hereunder, Bank of America shall have the same rights and powers under this Agreement as any other Purchaser and may exercise such rights and powers as though it were not the Administrative Agent, and the terms “Purchaser” and “Purchasers” shall include Bank of America in its individual capacity.

8.09 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Purchasers; provided that any such resignation by Bank of America shall also constitute its resignation as Administrative Agent under the Mattel Credit Agreement. If the Administrative Agent shall resign as Administrative Agent under this Agreement, then the Requisite Purchasers shall appoint from the Purchasers a successor administrative agent for the Purchasers, which successor administrative agent shall be consented to by the Transferor, the Servicer and the Guarantor at all times other than during the existence of a Termination Event or a Servicer Default (which consent of the Transferor, the Servicer and the Guarantor shall not be unreasonably withheld or delayed). If no successor administrative agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the

Mattel, Inc. First Amended and Restated Receivables Purchase Agreement

Purchasers and the Transferor, the Servicer and the Guarantor, a successor administrative agent from among the Purchasers. Upon the acceptance of its appointment as successor administrative agent hereunder, the Person acting as such successor administrative agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent, and the term “Administrative Agent” shall mean such successor administrative agent and the retiring Administrative Agent’s appointment, powers, obligations and duties as Administrative Agent shall be terminated. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 8 and Sections 9.01 and 10.08 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. If no successor administrative agent has accepted appointment as Administrative Agent by the date which is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Purchasers shall perform all the duties of the Administrative Agent hereunder until such time, if any, as the Requisite Purchasers appoint a successor agent as provided for above.

8.10 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Transferor, Servicer or Guarantor, the Administrative Agent (irrespective of whether the Purchasers’ Investments and accrued Yield Reserve shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Transferor, Servicer or Guarantor) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the Purchasers’ Investments and accrued Yield Reserve owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Purchasers and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Purchasers and the Administrative Agent and their respective agents and counsel and all other amounts due the Purchasers and the Administrative Agent under Section 10.08) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Purchaser to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Purchasers, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 10.08.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Purchaser any plan of reorganization, arrangement, adjustment or composition affecting the obligations or the rights of any Purchaser

Mattel, Inc. First Amended and Restated Receivables Purchase Agreement

or to authorize the Administrative Agent to vote in respect of the claim of any Purchaser in any such proceeding.

8.11 Sharing of Payments, Etc. The Purchasers agree that (i) with respect to all amounts received by each of them hereunder, whether in the nature of a return of any investment or discount, or amounts due to a particular Purchaser in respect of any fees hereunder, equitable adjustment will be made so that, in effect, all such amounts will be shared among the Purchasers in proportion to the portion of the obligations due each Purchaser hereunder shall be shared by the Purchasers in proportion to the amounts due them hereunder, whether received by voluntary payment, or by the exercise of the right of set-off or Purchaser’s lien or secured claims under the Bankruptcy Code, as now or hereafter amended, altered, modified or replaced, by counterclaim or cross-action or by the enforcement of this Agreement; (ii) if any of them shall exercise any right of counterclaim, set-off, Purchaser’s lien or otherwise or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receives payment or reduction of any amounts due to such Purchaser hereunder, which is greater than the proportion received by any other Purchaser in respect of the amounts due hereunder to such other Purchaser, then the Purchaser receiving such proportionately greater payment shall (x) notify each other Purchaser and the Administrative Agent of such receipt and (y) purchase participations (which it shall be deemed to have done simultaneously upon the receipt of such payment) in the amounts due hereunder to the other Purchasers so that all such recoveries of amounts due hereunder. If all or any portion of such payment is thereafter recovered from such Purchaser, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

8.12 Other Administrative Agents; Arrangers and Managers. None of the Purchasers identified on the facing page or signature pages of this Agreement as a “co-syndication agent,” “co-documentation agent,” “co-agent” “lead arranger” or “book manager” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Purchasers as such. Without limiting the foregoing, none of the Purchasers so identified shall have or be deemed to have any fiduciary relationship with any Purchaser. Each Purchaser acknowledges that it has not relied, and will not rely, on any of the Purchasers so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

8.13 Independent Agreements. The provisions contained in Sections 8.01 through 8.08 and 8.12 constitute independent obligations and agreements of the Administrative Agent and the Purchasers, and the Transferor shall not be deemed parties thereto nor bound thereby. The Transferor acknowledges the rights of the Purchasers and the Administrative Agent under Section 8.08.

SECTION 9. INDEMNIFICATION

9.01 Indemnification Generally.

(a) Without limiting any other rights that the Indemnified Parties may have hereunder or under applicable law, whether or not the transactions contemplated hereby are consummated, the Transferor hereby agrees (x) to indemnify and hold harmless each Indemnified Party from and against any and all Indemnified Amounts of any kind or nature whatsoever which may at any

Mattel, Inc. First Amended and Restated Receivables Purchase Agreement

time be imposed on, incurred by or asserted against any such Indemnified Party, and (y) to pay within ten days of demand to each Indemnified Party any and all amounts necessary to indemnify such Indemnified Party from and against such Indemnified Amounts, including Indemnified Amounts of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnified Party, which Indemnified Amount may be relating to or resulting from any of the following:

(i) the execution, delivery, enforcement, performance or administration of any Transaction Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby;

(ii) any Purchased Interest or the use or proposed use of the proceeds of the purchase or ownership therefrom or in respect of any Listed Receivable or any related Contract;

(iii) the failure of any information provided to the Administrative Agent with respect to Listed Receivables or the other Specified Assets;

(iv) the failure of any representation or warranty or statement made or deemed made by the Transferor or the Servicer under or in connection with this Agreement to have been true and correct in all respects when made (it being understood and agreed that for purposes of this Section, in determining whether any such representation or warranty or statement was true and correct in all respects when made, any qualification in Section 5 as to materiality or to a Material Adverse Effect or to limitations on enforcement shall be disregarded);

(v) the failure by the Transferor or the Servicer to comply with any applicable law, rule or regulation with respect to any Listed Receivable or the related Contract, or the failure of any Listed Receivable or the related Contract to conform to any applicable law, rule or regulation;

(vi) the failure to vest in the Administrative Agent for the benefit of the Purchasers a valid and enforceable first priority perfected (A) undivided percentage ownership interest, to the extent of the related Purchased Interest, in the Specified Assets, and (B) security interest in the Specified Assets, in each case free and clear of any Adverse Claim;

(vii) any dispute, claim, counterclaim, offset or defense (other than discharge in an Insolvency Proceeding in which an Obligor is a debtor, which Insolvency Proceeding was commenced prior to the Due Date for the applicable Listed Receivable) of such Obligor to the payment of such any Listed Receivable (including a defense based on such Listed Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), any Dilution or other adjustment with respect to a Listed Receivable (excluding, however, adjustments required as a matter of law because an Obligor is a debtor in any such Insolvency Proceeding), or any claim resulting from the sale of the goods or services related to such Listed

Mattel, Inc. First Amended and Restated Receivables Purchase Agreement

Receivable or the furnishing or failure to furnish such goods or services or relating to collection activities with respect to such Listed Receivable;

(viii) any failure of the Transferor or the Servicer to perform its duties or obligations in accordance with the provisions of this Agreement (including, without limitation, the failure to make any payment when due hereunder), or to perform its duties or obligations (if any) under any Contract (it being understood and agreed that for purposes of this Section, in determining whether the Transferor or the Servicer has performed its duties or obligations in accordance with the provisions of this Agreement or has performed its duties or obligations (if any) under any Contract, any qualification in Section 5 or Section 6 as to materiality or to a Material Adverse Effect or to the rights of any depository institution that maintains any account to which any Collections of Listed Receivables are sent shall be disregarded);

(ix) any breach of warranty, products liability or other claim, investigation, litigation or proceeding arising out of or in connection with goods or services which are the subject of any Listed Receivables;

(x) the commingling of Collections of Listed Receivables at any time with other funds;

(xi) any investigation, litigation or proceeding related to this Agreement or the use of proceeds of purchases or the ownership of the related Purchased Interest or in respect of any Listed Receivable or any related Specified Asset in respect thereof;

(xii) subject to Section 9.01(b), the occurrence of any Termination Event;

(xiii) in the event any Purchased Interest is greater than 1.0;

(xiv) the failure of any Listed Receivables to be Eligible Receivables;

(xv) the failure of the Transferor or the Servicer to comply with the terms of the Credit and Collection Policy;

(xvi) the failure of any Contract relating to Listed Receivables to have terms that are consistent with customary terms for the related Seller’s industry and type of Receivable;

(xvii) the failure of any Seller to complete the sale and delivery of the goods (or the performance of the services, if any) which are the subject of any Listed Receivables;

(xviii) the existence of any contingent performance requirements of any Seller in respect of any Listed Receivables;

(xix) subject to Section 9.01(b), the failure of an Obligor to make payment on the Listed Receivables prior to or as of the Due Date;

(xx) any action or inaction by the Transferor or the Servicer which impairs the

Mattel, Inc. First Amended and Restated Receivables Purchase Agreement

interest of the Administrative Agent or any Purchaser in any Listed Receivables or other Specified Assets; or

(xxi) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based in contract, tort or any other theory (including any investigation, litigation or proceeding and regardless of whether any Indemnified Party is a party thereto).

(b) Notwithstanding Section 9.01(a), the Transferor shall not be obligated to indemnify any Indemnified Party at any time for (x) Receivables which are uncollectible, or amounts paid over or repaid to any Person with respect to any Receivable, as a result of the applicable Obligor being a debtor in an Insolvency Proceeding commenced as of or prior to the Due Date, it being understood and agreed that this clause shall not limit the Transferor’s obligations under this Section arising out of or relating to any other event, occurrence or circumstance which would give rise to an obligation of the Transferor pursuant to this Section (to the extent that such event, occurrence or circumstance adversely affects repayment of the Purchasers’ Investments, plus accrued Yield Reserve thereon during or in connection with any such Insolvency Proceeding), or (y) Taxes (which indemnification by the Transferor of any and all Taxes shall be governed by the applicable provisions of Article III of the Mattel Credit Agreement, as incorporated by reference in Section 9.02 hereof), or (z) Indemnified Amounts resulting from the gross negligence or willful misconduct on the part of the Indemnified Party proposed to be indemnified. Notwithstanding any other provision of this Agreement, in the event that an Obligor becomes a debtor in an Insolvency Proceeding that was commenced prior to an applicable Due Date for any Listed Receivables: (i) each Seller Party shall promptly (and in any event not later than thirty days) after receipt provide to the Administrative Agent a copy of any document, pleading, report, notice, information or other writing provided to such Seller Party, during or in connection with such Insolvency Proceeding, by or on behalf of such Obligor, any committee, court, other Governmental Person, trustee, receiver, liquidator, custodian or similar official in such Insolvency Proceeding, relating to the forms, procedures, bar date or other timing issues with respect to the filing of a Proof of Claim in such Insolvency Proceeding; provided, however, that this clause (i) shall not become effective until the Administrative Agent shall have sent a notice to the Servicer to the effect that the Administrative Agent desires that the Seller Parties comply with this clause (i); (ii) the Servicer, as agent for the Transferor, shall file Proofs of Claim, at the request and direction of the Administrative Agent, with respect to the Listed Receivables with such court, other Governmental Person, trustee, receiver, liquidator, custodian or similar official, which Proofs of Claim shall be in form and substance reasonably satisfactory to the Administrative Agent, it being understood and agreed that the Administrative Agent and the Purchasers shall jointly and severally be liable for, and shall reimburse the Servicer for, the Servicer’s reasonable expenses in making such filing to the extent that such expenses relate to the Listed Receivables; and (iii) the Administrative Agent, as agent for the Transferor, shall have the right but not the obligation to file Proofs of Claim with respect to the Listed Receivables with such court, other Governmental Person, trustee, receiver, liquidator or similar official, it being understood and agreed that the Administrative Agent shall not file such a Proof of Claim until the earlier to occur of (x) the sixtieth day following the date on which the Administrative Agent has sent a written request to the Transferor requesting the Transferor to file such a Proof of Claim and (y) the thirtieth day prior to the bar date or equivalent last day on which such a Proof of Claim may be filed in such Insolvency Proceeding.

Mattel, Inc. First Amended and Restated Receivables Purchase Agreement

(c) If and to the extent the Administrative Agent or any Purchaser shall be required for any reason to pay over to the Transferor, any Seller, the Servicer or an Obligor (or any trustee, receiver, custodian or similar official in any Insolvency Proceeding) any amount received by such Person hereunder, such amount shall be deemed not to have been so received and, the Administrative Agent shall have a claim against the Transferor to the extent provided herein.

(d) No Indemnified Party shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement; provided, that the Transferor shall have no obligation hereunder to any Indemnified Party with respect to such damages resulting from the gross negligence or willful misconduct of such Indemnified Party. No Indemnified Party shall have any liability for any indirect or consequential damages relating to this Agreement or any other Transaction Document or arising out of its activities in connection herewith or therewith (whether before or after the date hereof).

(e) The agreements of this Section shall survive the resignation of the Administrative Agent, the replacement of any Purchaser, the termination of the Purchaser Commitments and the repayment, satisfaction or discharge of all other obligations owing by any Seller Party hereunder.

9.02 Taxes; Capital Adequacy, Etc. Article III of the Mattel Credit Agreement is hereby incorporated by reference as if set forth in full herein, except that for purposes of such incorporation by reference, unless expressly stated otherwise herein, Section references therein shall refer to such Sections in the Mattel Credit Agreement, and, in all cases as incorporated herein from the Mattel Credit Agreement, (i) all references to “the Company” shall be deemed to be references to the Transferor; (ii) all references to “Lender” or “Lenders” shall be deemed to be references to Purchaser or Purchasers, respectively; (iii) all references to “Lending Office” shall be deemed to be a reference to the lending office of the applicable Purchaser described as such in such Purchaser’s Administrative Questionnaire; (iv) all references to “this Agreement” or “Loan Documents” shall be deemed to be references to this Agreement or any other Transaction Documents; (v) all references to “Loans” shall be deemed to be references to the Purchasers’ Investments; (vi)(A) all references to “Eurodollar Rate Loans” shall be deemed to be references to Purchasers’ Investments with respect to which the Yield Reserve would then be calculated based on the Eurodollar Rate, (B) all references to the “Base Rate” shall be deemed to be references to Purchasers’ Investments with respect to which the Yield Reserve would then be calculated based on the Base Rate (as defined and used in the Mattel Credit Agreement), and (C) all references to “Base Rate Loans” shall be deemed to be references to Purchasers’ Investments with respect to which the Yield Reserve would then be calculated based on the Base Rate; (vii) all references to “interest” shall be deemed to be references to Yield and to any “Interest Period” shall be deemed to be references to a Yield Period; (viii) the following words in Section 3.02 of the Mattel Credit Agreement, “either on the last day of the Interest Period thereof, if the Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or promptly, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans,” shall be deemed to be replaced by the word “promptly”; (ix) Section 3.05(a) of the Mattel Credit Agreement shall be deemed to be replaced by the following: “(a) any payment or prepayment of any Purchasers’ Investments on a day other than the last day of the Yield Period for such Purchasers’ Investments (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise)”; (x) Section 3.05(b) of the Mattel Credit Agreement shall be deemed to be replaced by the following: “(b)

Mattel, Inc. First Amended and Restated Receivables Purchase Agreement

the failure of the Transferor to sell Listed Receivables after the Transferor has delivered the related Purchase Notice pursuant to this Agreement”; (xi) all references to a “Foreign Lender” shall be deemed to be references to a Foreign Purchaser; (xii) all references to a “Borrowing” shall be deemed to be references to a “purchase” hereunder; (xiii) all references to “Required Lenders” shall be deemed to be references to the Requisite Purchasers; (xiv) all references to “Commitments” shall be deemed to be references to the Purchaser Commitments; and (xv) all references to an “Interest Payment Date” shall be deemed to be references to a Due Date.

SECTION 10. MISCELLANEOUS

10.01 Waivers; Amendments; Etc. No amendment or waiver of any provision of this Agreement or any other Transaction Document, and no consent to any departure by the Transferor, the Servicer or any other party to any Transaction Document therefrom, shall be effective unless in writing signed by the Requisite Purchasers and the Transferor, the Servicer or the applicable party to such Transaction Document, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) increase or extend any Purchaser’s Purchaser Commitment or subject any Purchaser to additional obligations without the written consent of such Purchaser;

(b) postpone or extend any date fixed by this Agreement or any other Transaction Document for any payment of fees or any other amounts due to any Purchaser hereunder without the written consent of each Purchaser directly affected thereby;

(c) reduce any fees or other amounts payable to any Purchaser hereunder (including without limitation the Purchasers’ Investment and Yield Reserve owing thereto) without the written consent of each Purchaser directly affected thereby; provided, however, that only the consent of the Requisite Purchasers shall be necessary (i) to amend the definition of “Default Rate” or (ii) to waive any obligation of the Transferor, Servicer or Guarantor to pay interest at the Default Rate;

(d) change any Purchaser’s Percentage without the written consent of such Purchaser;

(e) amend this Section or Section 8.10 without the written consent of each Purchaser;

(f) release the Guarantor from any obligation undertaken by it pursuant to the Purchase and Sale Agreement without the written consent of each Purchaser;

(g) substitute or add Obligors without the written consent of each Purchaser;

(h) amend Section 7.01(i) of the Agreement to reduce the minimum debt ratings required as to any Obligor set forth therein without the written consent of each Purchaser; or

(i) change any provision of this Section or the definition of “Requisite Purchasers” or any other provision hereof specifying the number or percentage of Purchasers required to amend, waive or otherwise modify any rights hereunder without the written consent of each Purchaser;

Mattel, Inc. First Amended and Restated Receivables Purchase Agreement

provided further, that no amendment, waiver or consent shall (i), unless in writing and signed by the Administrative Agent in addition to the Requisite Purchasers or all the Purchasers, as the case may be, affect the rights or duties of the Administrative Agent under any Transaction Document, or (ii) have the effect of making any Purchaser’s Percentage hereunder a different percentage than its Applicable Percentage under the Mattel Credit Agreement. No notice to or demand on any Seller Party in any case shall entitle any Seller Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.01 shall be binding upon each Purchaser at the time outstanding, each future Purchaser and, if signed by the Seller Parties, on the Seller Parties. Notwithstanding anything to the contrary herein, no Defaulting Purchaser shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Purchasers may be effected with the consent of all Purchasers other than Defaulting Purchasers), except that (i) the Purchaser Commitment of a Defaulting Purchaser may not be increased or extended, the Purchasers’ Investment or (except as provided in the proviso in clause (c) above) the Yield Reserve owing to such Defaulting Purchaser or fees or other amounts payable hereunder or under any other Transaction Document to such Defaulting Purchaser may not be reduced, nor the Percentage of Purchasers’ Investment of such Defaulting Purchaser be reduced without, in each case, the consent of such Defaulting Purchaser and (ii) any amendment, waiver or consent may not postpone any date fixed by this Agreement or any other Transaction Document for any payment of Purchasers’ Investment, Yield Reserve, fees or other amounts due to the Defaulting Purchaser without the consent of such Defaulting Purchaser, (iii) any amendment, waiver or consent requiring the consent of all Purchasers or each affected Purchaser that by its terms affects any Defaulting Purchaser more adversely than other affected Purchasers shall require the consent of such Defaulting Purchaser, (iv) no amendment to the exception of which this clause (iv) is a part shall be effective without the consent of each Defaulting Purchaser, and (v) any amendment of, or consent waiver with respect to, Section 10.15 shall require the consent of the Requisite Purchasers and each Defaulting Purchaser.

10.02 Notices and other Communications, Facsimile Copies.

(a) General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission). All such written notices shall be mailed certified or registered mail, faxed or delivered to the applicable address, facsimile number or (subject to subsection (c) below) electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Transferor or the Administrative Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02 to the Mattel Credit Agreement or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(ii) if to any other Purchaser, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be

Mattel, Inc. First Amended and Restated Receivables Purchase Agreement

designated by such party in a notice to the Transferor or the Administrative Agent.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Purchasers hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Purchaser pursuant to Section 2 if such Purchaser has notified the Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. The Administrative Agent or any Seller Party may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

(c) Effectiveness of Facsimile Documents and Signatures. Transaction Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually-signed originals and shall be binding on all Seller Parties, the Administrative Agent and the Purchasers. The Administrative Agent may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

(d) Reliance by Administrative Agent and Purchasers. The Administrative Agent and the Purchasers shall be entitled to rely and act upon any notices purportedly given by or on behalf of any Seller Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Transferor shall indemnify each Administrative Agent-Related Person and each Purchaser from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of any Seller Party. All telephonic notices to and other communications with the Administrative Agent pursuant to Section 2.02 and all other telephonic notices to the Administrative Agent intended by the either Seller Party or the Guarantor to satisfy the notice requirements set forth in Section 6.01 may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

(e) Change of Address, Etc. Each of the Transferor and the Administrative Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Purchaser may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Transferor and the Administrative Agent. In addition, each Purchaser agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail

Mattel, Inc. First Amended and Restated Receivables Purchase Agreement

address to which notices and other communications may be sent and (ii) accurate wire instructions for such Purchaser.

10.03 Governing Law; Integration.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to the conflicts of laws principals. This Agreement contains the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire Agreement among the parties hereto with respect to the subject matter hereto superseding all prior oral or written understandings.

(b) Any legal action or proceeding with respect to this Agreement may be brought in the courts of the State of California sitting in the county of Los Angeles or of the United States for the Central District of such State, and by execution and delivery of this Agreement, each of the Transferor, the Servicer, the Administrative Agent and the Purchasers consents, for itself and in respect of its property, to the non-exclusive jurisdiction of those courts. Each of the Transferor, the Servicer, the Administrative Agent and the Purchasers irrevocably waives any objection to the laying of forum non conveniens, which it may now or hereafter have to the bringing of any action or proceeding in such jurisdiction in respect of this Agreement or any other Transaction Document. The Transferor, the Servicer, the Administrative Agent and the Purchasers each waive personal service of any summons, complaint or other process, which may be made by any other means permitted by California law.

10.04 Severability, Counterparts. If any provision of this Agreement or the other Transaction Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Transaction Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The obligation of each Purchaser hereunder is several, and no Purchaser shall be responsible for any obligation or commitment of any other Purchaser hereunder. Nothing contained in this Agreement and no action taken by Purchasers pursuant hereto shall be deemed to constitute Purchasers to be a partnership, an association, a joint venture or another entity. This Agreement and any amendments, waivers, consents or supplements may be executed in any number of counterparts, and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

10.05 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Seller Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and

Mattel, Inc. First Amended and Restated Receivables Purchase Agreement

each Purchaser, and no Purchaser may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Indemnified Parties of each of the Administrative Agent and the Purchasers) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Purchasers. Any Purchaser may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Purchaser Commitment and its Purchased Interest; provided that such Purchaser concurrently assigns a ratable portion of its Commitment and its Loans under the Mattel Credit Agreement; and provided further that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Purchaser’s Purchaser Commitment and its Purchased Interest at the time owing to it or in the case of an assignment to a Purchaser, an Affiliate of a Purchaser or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Purchaser Commitment (which for this purpose includes the Percentage of the Purchasers’ Investment outstanding thereunder) or, if the Purchaser Commitment is not then in effect, the outstanding amount of the Percentage of the Purchasers’ Investment of the assigning Purchaser subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Termination Event has occurred and is continuing, the Transferor otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Purchaser’s rights and obligations under this Agreement with respect to the amount of its Percentage of Purchasers’ Investment, Purchased Interest or Purchaser Commitment assigned.

Mattel, Inc. First Amended and Restated Receivables Purchase Agreement

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of the Transferor (such consent not to be unreasonably withheld or delayed) shall be required unless (1) a Termination Event has occurred and is continuing at the time of such assignment or (2) such assignment is to a Purchaser, an Affiliate of a Purchaser or an Approved Fund; and

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to be a Person that is not a Purchaser, an Affiliate of such Purchaser or an Approved Fund with respect to such Purchaser.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500 (which fee includes any assignment fees in connection with the concurrent assignment of interests under the Mattel Credit Agreement); provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Purchaser, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made to (A) any Selling Party or any of a Selling Party’s Affiliates or Subsidiaries, (B) to any Defaulting Purchaser or its Subsidiaries or Affiliates that are Distressed Persons, or (C) a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Purchaser under this Agreement, and the assigning Purchaser thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Purchaser’s rights and obligations under this Agreement, such Purchaser shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 of the Mattel Credit Agreement (as incorporated by reference in Section 9.02 hereof), and Section 9.01 or Section 10.08 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Purchaser of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Purchaser of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Transferor, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Purchasers, and the Purchaser Commitments and Purchased Interests of, and principal

Mattel, Inc. First Amended and Restated Receivables Purchase Agreement

amounts of the Percentage of Purchasers’ Investments owing to, each Purchaser pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Transferor, the Administrative Agent and the Purchasers may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Purchaser hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register the designation, and revocation or designation, of any Purchaser as a Defaulting Purchaser of which it has received notice. The Register shall be available for inspection by the Transferor and any Purchaser, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Purchaser may at any time, without the consent of, or notice to, the Transferor or the Administrative Agent, sell participations to any Person (other than a natural person or the Transferor or any of the Transferor’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Purchaser’s rights and/or obligations under this Agreement (including all or a portion of its Purchaser Commitment and/or its Percentage of Purchasers’ Investment owing to itt; provided that (i) such Purchaser’s obligations under this Agreement shall remain unchanged, (ii) such Purchaser shall concurrently with any sale of a participation herein sell a ratable participation in its Commitment and Loans under the Mattel Credit Agreement and thereafter cause any such participation to remain ratable with its participation as a Lender under the Mattel Credit Agreement, (iii) such Purchaser shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iv) the Seller Parties, the Administrative Agent and the other Purchasers shall continue to deal solely and directly with such Purchaser in connection with such Purchaser’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Purchaser sells such a participation shall provide that such Purchaser shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Purchaser will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. Subject to subsection (d) of this Section, the Transferor agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04, 3.05 of the Mattel Credit Agreement (as incorporated by reference in Section 9.02 hereof) to the same extent as if it were a Purchaser and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.07 as though it were a Purchaser, provided such Participant agrees to be subject to Section 8.11 as though it were a Purchaser.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01, 3.04 or 3.05 of the Mattel Credit Agreement (as incorporated by reference in Section 9.02 hereof) than the applicable Purchaser would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Transferor’s prior written consent. A Participant that would be a Foreign Purchaser if it were a Purchaser shall not be entitled to the benefits of Section 3.01 of the Mattel Credit Agreement (as incorporated by reference in Section 9.02 hereof) unless the Transferor is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Transferor, to comply with Section 3.01(e) of the

Mattel, Inc. First Amended and Restated Receivables Purchase Agreement

Mattel Credit Agreement (as incorporated by reference in Section 9.02 hereof) as though it were a Purchaser.

(f) Certain Pledges. Any Purchaser may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Purchaser, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Purchaser from any of its obligations hereunder or substitute any such pledgee or assignee for such Purchaser as a party hereto.

10.06 Amendment and Restatement. This Agreement amends and restates the Existing Receivables Purchase Agreement and, subject to the effectiveness of this Agreement, the Purchasers’ Investment outstanding thereunder shall be deemed continuing outstanding hereunder.

10.07 Set Off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of and during the continuance of any Termination Event (other than a Termination Event described in Section 7.01(e) or (i) hereof and after the giving of any notice and the expiration of any grace period contained in the definition thereof), each Purchaser is hereby authorized by each Seller Party at any time or from time to time, without notice to the Seller Parties, or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate any and all deposits (including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured but not including trust accounts) and any other indebtedness at any time held or owing by that Purchaser or any Affiliate thereof to or for the credit or the account of a Seller Party and whether or not such deposits or other indebtedness are otherwise fully secured and to apply any such amounts in accordance with the provisions of Section 8.10 irrespective of whether or not that shall have made any demand hereunder, and each such Purchaser or Affiliate is hereby irrevocably authorized to permit such set-off and appropriation. Each Purchaser agrees promptly to notify the Transferor and the Administrative Agent after any such set-off and application made by such Purchaser; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

10.08 Attorney Costs; Expenses and Taxes. The Transferor agrees (a) to pay or reimburse the Administrative Agent for all actual and reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation, negotiation and execution of this Agreement and the other Transaction Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs, and (b) after the occurrence of an Unmatured Termination Event or a Termination Event, to pay or reimburse the Administrative Agent and each Purchaser for all costs and expenses incurred in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or the other Transaction Documents (including all such costs and expenses incurred during any “workout” or restructuring in respect of any obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law), including all Attorney Costs. The foregoing costs and expenses shall include all actual search, filing, recording, title

Mattel, Inc. First Amended and Restated Receivables Purchase Agreement

insurance and appraisal charges and fees and taxes related thereto, and other actual and reasonable out-of-pocket expenses incurred by the Administrative Agent and the cost of independent public accountants and other outside experts retained by the Administrative Agent. All amounts due under this Section 10.08 shall be payable within 30 days after submission of an invoice therefor. The agreements in this Section shall survive the termination of the Purchaser Commitments and repayment, satisfaction or discharge of all other obligations owing by any Seller Party hereunder.

10.09 Payments Set Aside. To the extent that any payment by or on behalf of the Transferor is made to the Administrative Agent or any Purchaser, or the Administrative Agent or any Purchaser exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Purchaser in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Purchaser severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.

10.10 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Transaction Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.

10.11 Confidentiality. Each of the Administrative Agent and the Purchasers agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority (including any self-regulatory authority purporting to have jurisdiction over it, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, provided that the Administrative Agent or any Purchaser, as the case may be, shall disclose only the information required by such request and shall notify the applicable Seller Party in advance of such disclosure so that such Seller Party may seek an appropriate protective order, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Transaction Document or any Loan Document or any action or proceeding relating to this Agreement or any other Transaction Document or any Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement in writing containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Transferor and its obligations, (g) with the consent of the Transferor or (h) to the

Mattel, Inc. First Amended and Restated Receivables Purchase Agreement

extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent or any Purchaser on a nonconfidential basis from a source other than the Transferor. For purposes of this Section, “Information” means all information received from any Seller Party or any of its Subsidiaries relating to any Seller Party or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Purchaser on a nonconfidential basis prior to disclosure by any Seller Party or any Subsidiary. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent and the Purchasers acknowledges that (a) the Information may include material non-public information concerning the Transferor or Mattel, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.

10.12 Waiver of Right to Trial by Jury. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY TRANSACTION DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY TRANSACTION DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

10.13 California Judicial Reference. If any action or proceeding is filed in a court of the State of California by or against any party hereto in connection with any of the transactions contemplated by this Agreement or any other Transaction Document, (a) the court shall, and is hereby directed to, make a general reference pursuant to California Code of Civil Procedure Section 638 to a referee (who shall be a single active or retired judge) to hear and determine all of the issues in such action or proceeding (whether of fact or of law) and to report a statement of decision, provided that at the option of any party to such proceeding, any such issues pertaining to a “provisional remedy” as defined in California Code of Civil Procedure Section 1281.8 shall be heard and determined by the court, and (b) notwithstanding the provisions of Section 10.08 hereof, all fees and expenses of any referee appointed in such action or proceeding shall be shared equally among the parties hereto.

10.14 USA PATRIOT Act Notice. Each Purchaser and the Administrative Agent (for itself and not on behalf of any Purchaser) hereby notifies each Seller Party that pursuant to the

Mattel, Inc. First Amended and Restated Receivables Purchase Agreement

requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies such Seller Party, which information includes the name and address of such Seller Party and other information that will allow such Purchaser or the Administrative Agent, as applicable, to identify such Seller Party in accordance with the Act.

10.15 Defaulting Purchasers.

(a) Notwithstanding anything contained in this Agreement, if any Purchaser becomes a Defaulting Purchaser (defined below), then, to the extent permitted by applicable Law,

(i) during any Default Period (defined below) with respect to such Defaulting Purchaser, such Defaulting Purchaser’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01;

(ii) until such time as the Default Excess (defined below) with respect to such Defaulting Purchaser shall have been reduced to zero, any payment of the Purchasers’ Investment shall, if the Transferor so directs at the time of making such payment, be applied to the payment of other Purchasers as if the amount of such Defaulting Purchaser’s Percentage of Purchasers’ Investment outstanding was zero;

(iii) until such time as all Defaulted Payments (defined below) with respect to such Defaulting Purchaser shall have been paid, the Administrative Agent may (in its discretion) apply any amounts thereafter received by the Administrative Agent for the account of such Defaulting Purchaser to satisfy such Defaulting Purchaser’s obligations to make such Defaulted Payments until such Defaulted Payments have been fully paid;

(iv) any Defaulting Purchaser shall be replaced when such Defaulting Purchaser, in its capacity as a Defaulting Lender under the Mattel Credit Agreement, is replaced under Section 10.13 of the Mattel Credit Agreement; and

(v) no assignments otherwise permitted by Section 10.05 shall be made to a Defaulting Purchaser or any of its Subsidiaries or Affiliates that are Distressed Persons (as defined below).

(b) As used in this Agreement:

“Default Excess” means, with respect to any Defaulting Purchaser, the excess, if any, of such Defaulting Purchaser’s Percentage of all Purchasers’ Investments (calculated as if all Defaulting Purchasers had funded all of their respective Defaulted Purchaser Obligations) over the aggregate amount of all Purchasers’ Investments actually advanced by such Defaulting Purchaser.

“Default Period” means, with respect to any Defaulting Purchaser,

(i) in the case of any Defaulted Purchaser Obligation, the period commencing on the date the applicable Defaulted Purchaser Obligation was required to be extended to

Mattel, Inc. First Amended and Restated Receivables Purchase Agreement

the Transferor under this Agreement and ending on the earlier of the following: (x) the date on which (A) the Default Excess with respect to such Defaulting Purchaser has been reduced to zero (whether by the funding of any Defaulted Purchaser Obligation by such Defaulting Purchaser or by the non-pro-rata application of any prepayment pursuant to Section 10.15(a)(ii)) and (B) such Defaulting Purchaser shall have delivered to the Transferor and the Administrative Agent a written reaffirmation of its intention to honor its obligations hereunder with respect to its Purchaser Commitment; and (y) the date on which the Transferor, the Administrative Agent and the Requisite Purchasers (and not including such Defaulting Purchaser in any such determination, in accordance with Section 10.15(a)(i)) waive the application of this Section 10.15 with respect to such Defaulted Purchaser Obligations of such Defaulting Purchaser in writing;

(ii) in the case of any Defaulted Payment, the period commencing on the date the applicable Defaulted Payment was required to have been paid to the Administrative Agent or other Purchaser under this Agreement and ending on the earlier of the following: (x) the date on which (A) such Defaulted Payment has been paid to the Administrative Agent or other Purchaser, as applicable, together with (to the extent that such Person has not otherwise been compensated by the Transferor for such Defaulted Payment) interest thereon for each day from and including the date such amount is paid but excluding the date of payment, at the greater of the Federal Funds Rate (as defined in the Mattel Credit Agreement) and a rate determined by the Administrative Agent in accordance with its then-applicable policies regarding interbank compensation (whether by the funding of any Defaulted Payment by such Defaulting Purchaser or by the application of any amount pursuant to Section 10.15(a)(iii)) and (B) such Defaulting Purchaser shall have delivered to the Administrative Agent or other Purchaser, as applicable, a written reaffirmation of its intention to honor its obligations hereunder with respect to such payments; and (y) the date on which the Administrative Agent and any such other Purchaser waive the application of this Section 10.15 with respect to such Defaulted Payments of such Defaulting Purchaser in writing; and

(iii) in the case of any Distress Event determined by the Administrative Agent (in its good faith judgment) or the Requisite Purchasers (in their respective good faith judgment) to exist, the period commencing on the date of the applicable Distress Event was so determined to exist and ending on the earlier of the following: (x) the date on which (A) such Distress Event is determined by the Administrative Agent (in its good faith judgment) or the Requisite Purchasers (in their respective good faith judgment) to no longer exist and (B) such Defaulting Purchaser shall have delivered to the Transferor and the Administrative Agent a written reaffirmation of its intention to honor its obligations hereunder with respect to its Purchaser Commitment; and (y) such date as the Transferor and the Administrative Agent mutually agree, in their sole discretion, to waive the application of this Section 10.15 with respect to Distress Event of such Defaulting Purchaser.

“Defaulted Payment” has the meaning specified in the definition of “Defaulting Purchaser”.

“Defaulted Purchaser Obligation” has the meaning specified in the definition of

Mattel, Inc. First Amended and Restated Receivables Purchase Agreement

“Defaulting Purchaser”.

“Defaulting Purchaser” means any Purchaser that (a) has failed to fund any portion of its Percentage of the Purchasers’ Investment required to be funded by it hereunder (each such Percentage of the Purchasers’ Investment, a “Defaulted Purchaser Obligation”) within three Business Days of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to Administrative Agent or any other Purchaser any other amount required to be paid by it hereunder (each such payment, a “Defaulted Payment”) within three Business Days of the date when due, unless the subject of a good faith dispute, or (c) as to which a Distress Event has occurred, in each case for so long as the applicable Default Period is in effect.

“Distress Event” means, with respect to any Person (each, a “Distressed Person”), (i) a voluntary or involuntary case (or comparable proceeding) has been commenced with respect to such Person under any Debtor Relief Law (as defined in the Mattel Credit Agreement), (ii) a custodian, conservator, receiver or similar official has been appointed for such Person or for any substantial part of such Person’s assets, (iii) both (a) after the date hereof, such Person has consummated a forced (in the good faith judgment of the Administrative Agent) liquidation, merger, sale of assets or other transaction resulting, in the good faith judgment of the Administrative Agent, in a change of ownership or operating control of such Person supported in whole or in part by guaranties, assumption of liabilities or other comparable credit support of (including without limitation the nationalization or assumption of ownership or operating control by) any Governmental Person and (b) the Administrative Agent (in its good faith judgment) or the Requisite Purchasers determine (in their respective good faith judgment) that such event materially increases the risk that such Person could reasonably be expected to default in performing its obligations hereunder for so long as the Administrative Agent (in its good faith judgment) or the Requisite Purchasers (in their respective good faith judgment) so determine, or (iv) such Person has made a general assignment for the benefit of creditors or has otherwise been adjudicated as, or determined by any Governmental Person having regulatory authority over such Person or its assets to be, (a) insolvent or bankrupt or (b) deficient in meeting any capital adequacy or liquidity requirement of any Governmental Person applicable to such Person and as a result of such deficiency either (x) is no longer permitted by such Governmental Person to continue operations or (y) the Administrative Agent (in its good faith judgment) or the Requisite Purchasers determine (in their respective good faith judgment) that such Person could reasonably be expected to no longer be able to continue operations. Notwithstanding the foregoing, with respect to a Purchaser which as of the date hereof is already majority owned by a Governmental Person or instrumentality, if such Governmental Person increases its ownership interest in such Purchaser, such even alone will not trigger clause (iii)(a) above and for purposes of clarity clause (iii)(a) is not intended to cover such event.

“Distressed Person” has the meaning specified in the definition of “Distress Event”.

10.16 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Transaction Document), each Seller Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arranger and the Purchasers are arm’s-length commercial transactions between each Seller Party

Mattel, Inc. First Amended and Restated Receivables Purchase Agreement

and its respective Affiliates, on the one hand, and the Administrative Agent and the Arranger, on the other hand, (B) each Seller Party has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each Seller Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Transaction Documents; (ii) (A) the Administrative Agent, the Arranger and the Purchasers each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for each Seller Party or any of its respective Affiliates or any other Person and (B) neither the Administrative Agent, the Arranger nor any Purchaser has any obligation to any Seller Party or any of its respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Transaction Documents and (iii) the Administrative Agent, the Arranger and the Purchasers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of each Seller Party and its respective Affiliates, and neither the Administrative Agent, the Arranger nor any Purchaser has any obligation to disclose any of such interests to any Seller Party or any of its respective Affiliates or its Affiliates. To the fullest extent permitted by law, each Seller Party hereby waives and releases any claims that it may have against the Administrative Agent, the Arranger and the Purchaser with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

[Remainder of page intentionally left blank.]

Mattel, Inc. First Amended and Restated Receivables Purchase Agreement